SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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Commercial Vehicle Group, Inc.
(Name of Registrant as Specified In Its Charter)

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COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

April 1, 2011

Dear Stockholder:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders, which will be held on Thursday, May 12, 2011, at 1:00 p.m. (Eastern Time) at the Company’s headquarters located at 7800 Walton Parkway, New Albany, OH 43054. With this letter, we have enclosed a copy of our 2010 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide further information concerning the annual meeting. If you would like another copy of the 2010 Annual Report, please contact Chad M. Utrup, Chief Financial Officer, and one will be mailed to you.

At this year’s annual meeting, the agenda includes the election of certain directors, approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, approval of our Fourth Amended and Restated Equity Incentive Plan, a vote on a non-binding advisory proposal on the compensation of our named executive officers, a vote on a non-binding advisory proposal on the frequency of the advisory votes on executive compensation and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the slate of nominees for directors, FOR the amendment to our Amended and Restated Certificate of Incorporation, FOR our Fourth Amended and Restated Equity Incentive Plan, FOR the approval of the compensation of our named executive officers as disclosed in the proxy statement, FOR the option of every 3 years as the preferred frequency of advisory votes on executive compensation and FOR ratification of appointment of the independent registered public accounting firm. We will also report on current business conditions and our recent developments. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

We look forward to seeing you at the annual meeting.

Sincerely,

Mervin Dunn
President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 12, 2011
1:00 p.m. ET

The 2011 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Thursday, May 12, 2011, at 1:00 p.m. ET, at the Company’s headquarters located at 7800 Walton Parkway, New Albany, OH 43054.

The annual meeting is being held for the following purposes:

1.	To elect the two Class I Directors named in the proxy statement to serve until the annual meeting of stockholders in 2014 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the attached proxy statement proposal);

2.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 30,000,000 shares to 60,000,000 shares (the Board of Directors recommends a vote FOR this proposal);

3.	To approve our Fourth Amended and Restated Equity Incentive Plan (the Board of Directors recommends a vote FOR this proposal);

4.	To vote on a non-binding advisory proposal on the compensation of the named executive officers as disclosed in the proxy statement (the Board of Directors recommends a vote FOR this proposal);

5.	To vote on a non-binding advisory proposal on the frequency of the advisory vote on executive compensation (the Board of Directors recommends a vote for a frequency of every 3 years);

6.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2011 (the Board of Directors recommends a vote FOR this proposal); and

7.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on March 16, 2011, will be entitled to vote at the annual meeting.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2010 Annual Report on Form 10-K. The 2010 Annual Report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Chad M. Utrup
Chief Financial Officer

April 1, 2011

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the annual meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on March 16, 2011 are entitled to vote. This proxy statement and the related proxy card are first being sent on or about April 1, 2011 to those persons who are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock that you own entitles you to one vote.

Q:	How do I vote?

A:	You can vote on matters presented at the annual meeting in three ways:

You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR

You can vote over the internet or by telephone, OR

You can attend the annual meeting and vote in person.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, FOR our Fourth Amended and Restated Equity Incentive Plan, FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement, FOR the option of every 3 years as the preferred frequency of advisory votes on executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:	How do I vote in person?

A:	If you attend the annual meeting, we will give you a ballot when you arrive.

Q:	Who can attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 12:30 p.m., Eastern Time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (614) 289-5360.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding instructions to vote your shares.

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Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the Chief Financial Officer at our headquarters stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the annual meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:	Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors.

Q:	How are votes counted?

A:	Stockholders of record of our common stock as of the close of business on March 16, 2011 are entitled to vote at the annual meeting. As of March 16, 2011, there were 28,780,198 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock, therefore, will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as approval of our Fourth Amended and Restated Equity Incentive Plan, approval of the compensation of our named executive officers as disclosed in this proxy statement and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year.

Under Delaware law, “broker non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q:	Can I access this proxy statement and CVG’s 2010 Annual Report on Form 10-K electronically?

A:	The proxy statement and our Annual Report on Form 10-K are available on our website at www.cvgrp.com/proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 12, 2011
This proxy statement and our 2010 Annual Report are available at www.cvgrp.com/proxy.

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PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 12, 2011 and at any postponement or adjournment thereof. This Proxy Statement and the related proxy card are being mailed to holders of our common stock, commencing on or about April 1, 2011. References in this Proxy Statement to “Company,” “we,” “our,” or “us” refer to CVG, unless otherwise noted.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the annual meeting.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the nominees for directors named in this Proxy Statement;

2.	FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 30,000,000 shares to 60,000,000 shares;

3.	FOR the approval of the Fourth Amended and Restated Equity Incentive Plan;

4.	FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement;

5.	FOR the option of every 3 years as the preferred frequency of advisory votes on executive compensation; and

6.	FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2011.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Returning your completed proxy will not prevent you from voting in person at the annual meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to our Chief Financial Officer prior to the annual meeting or by submission of a later-dated proxy.

At the annual meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the annual meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the annual meeting.

The two nominees for director receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of common stock present in person or by proxy at the annual meeting but not voted for any reason, including abstentions and “broker non-votes,” have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

The approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock requires the affirmative vote of at least a majority of the outstanding shares of our common stock. Abstentions and “broker non-votes” will have the same effect as votes against the amendment to our Amended and Restated Certificate of Incorporation.

With respect to the advisory proposal on the frequency of an advisory vote on executive compensation, the Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast. Abstentions and “broker non-votes” will have no effect on the vote regarding the frequency of the advisory vote on executive compensation.

All other matters to be considered at the annual meeting require the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. If any proposal at the annual meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and, therefore, have the effect of a vote against such proposal. “Broker non-votes” in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership

Only stockholders of record of the common stock on our books at the close of business on March 16, 2011 will be entitled to vote at the annual meeting. On that date, we had 28,780,198 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board currently consists of seven directors and is divided into three classes and the term of each class expires in a different year. At the annual meeting, two directors are to be elected as members of Class I to serve until the annual meeting in 2014 and until their successors are elected and qualified or until their earlier removal or resignation. As a result of the resignation of a Class I director from the Board during 2010, Class I currently has only one member. To comply with the requirement in our Amended and Restated Certificate of Incorporation that the classes be as nearly equal in size as is practicable, Mervin Dunn, who is currently a member of Class II, has volunteered to stand for re-election at the annual meeting in 2011, and the Board has nominated Mr. Dunn to serve as one of the Class I directors.

The Board has nominated two nominees set forth below, each of whom has agreed to serve as a director if elected and each of whom has been nominated by the Nominating and Corporate Governance Committee. The nominees currently serve as directors of CVG. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

Information regarding our director nominees and our directors not subject to reelection at the annual meeting is set forth below:

Name	Age	Position

Richard A. Snell(4)	69	Chairman and Director
Mervin Dunn	57	President, Chief Executive Officer and Director
Scott C. Arves (2)(3)(4)	54	Director
David R. Bovee (2)(3)(4)	61	Director
Robert C. Griffin (1)(2)(4)	63	Director
S.A. Johnson (1)(3)(4)	70	Director
John W. Kessler (1)(3)(4)	75	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 5605(a)(2) of the NASDAQ marketplace rules.

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

Our directors draw on their leadership experience from a wide variety of industries and their expertise in manufacturing, operations, financial and compliance matters, to serve our company and our stockholders. The directors also serve as counselors and critics to management.

Class I Directors — Director Nominees

David R. Bovee has served as a Director since October 2004. Mr. Bovee served as Vice President and Chief Financial Officer of Dura Automotive Systems, Inc. (“Dura”) from January 2001 to March 2005 and from November 1990 to May 1997. In October 2006, subsequent to Mr. Bovee’s 2005 retirement, Dura filed a voluntary petition for reorganization under the federal bankruptcy laws. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development for Dura. Mr. Bovee also served as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990. Mr. Bovee’s relevant experience includes more than 10 years as a Chief Financial Officer and 15 years as an executive officer of a major automotive supplier, and nearly 10 years of experience in a publicly traded company. Mr. Bovee’s career spans 32 years in the manufacturing and transportation sectors, servicing a footprint similar to CVG. Mr. Bovee has spent his entire career in finance roles, which suits him well to his position on the Audit Committee.

Mervin Dunn has served as a Director since August 2004 and as our President and Chief Executive Officer since June 2002. Mr. Dunn’s tenure with Commercial Vehicle Group dates back to October 1999 when he served as President of Trim Systems through June 2002. From 1998 to 1999, Mr. Dunn served as the President and Chief Executive Officer of Bliss Technologies, a heavy metal stamping company. Mr. Dunn also spent 10 years with Arvin Industries from 1988 to 1998 in a number of key leadership roles, including Vice President of Operating Systems (Arvin North America), Vice President of Quality, and President of Arvin Ride Control. Mr. Dunn served in a number of management positions in engineering and quality assurance, including Division Quality Manager, at Johnson Controls Automotive Group. Mr. Dunn also has engineering and quality management experience with Hyster Corporation, a manufacturer of heavy lift trucks. Mr. Dunn currently serves as a Director and a member of the Compensation Committee of Transdigm Group, Inc. Mr. Dunn has spent his entire career in management positions within the automotive and transportation sectors. He brings a lifetime of manufacturing experience to his leadership role within the Company and on the Board.

Directors Continuing in Office

Class II Directors

S.A. (“Tony”) Johnson has served as a Director since September 2000. Mr. Johnson served as the Chairman of Hidden Creek from May 2001 to May 2004 and from 1989 to May 2001 was its President and Chief Executive Officer. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Prior to 2005, Mr. Johnson served as a Director of Saleen, Inc. and Dura Automotive. Mr. Johnson served as a Director of Tower Automotive from 1993 to 2007 and from 2004 to 2010 as a Director of Cooper-Standard Automotive, Inc. Mr. Johnson brings more than 30 years of executive experience to his role on the Board, including his current position as a Managing Partner of OG Partners, a private industrial management company where he has served since 2004.

John W. Kessler has served as a Director since August 2008. Mr. Kessler has been the owner of the John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988. Mr. Kessler is a past chairman of The Ohio State University Board of Trustees, the Ohio Public Works Commission, the Columbus Museum of Art, the United Way of Central Ohio and

the Greater Columbus Chamber of Commerce. Mr. Kessler served as a Director of JP Morgan Chase & Co. from 1986 to 2006. Mr. Kessler currently sits on the Board of Directors of Abercrombie & Fitch Co., where he serves as the Executive Committee Chairman and previously served as a member of the Compensation Committee and the Nominating and Board Governance Committee. Mr. Kessler brings a diverse governance background to CVG, having served on a number of Boards spanning several industries including retail, service, education and non-profit.

The terms of Messrs. Johnson and Kessler expire at the 2012 Annual Meeting.

Class III Directors

Scott C. Arves has served as a Director since July 2005. Since January 2007, Mr. Arves has served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006. Mr. Arves brings nearly 32 years of transportation experience to his role as Director, including 18 years of P & L experience and 15 years as a Division President or Chief Executive Officer.

Robert C. Griffin has served as a Director since July 2005. His career spans over 25 years in the financial sector, including Head of Investment Banking Americas and Management Committee Member for Barclay’s Capital from 2000 to 2002. Prior to that, Mr. Griffin served as the Global Head of Financial Sponsor Coverage for Bank of America Securities and a member of its Montgomery Securities Subsidiary Management Committee from 1998 to 2000 and as Group Executive Vice President of Bank of America and a member of its Senior Management Committee from 1997 to 1998. Mr. Griffin served as a Director of Sunair Services Corporation from February 2008 until its sale in December 2009 as a member of their Audit Committee and Chairman of their Special Committee. Mr. Griffin currently serves as a Director of Builders FirstSource, Inc. where he is Chairman of the Audit Committee and was Chairman of their Special Committee in 2009. Mr. Griffin brings strong financial and management expertise to our Board through his experience as an officer and director of a public company, service on other boards and his senior leadership tenure within the financial industry.

Richard A. Snell has served as a Director since August 2004 and as Chairman since March 2010. He has served as Chairman and Chief Executive Officer of Qualitor, Inc. since May 2005 and as an Operating Partner at Thayer Hidden Creek (“Thayer”) since 2003. Mr. Snell served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, where he served from 1996 to 2000, and as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer, where he was employed from 1987 to 1996. Mr. Snell currently serves as a Director of Schneider National, Inc., a multi-national trucking company, and as a member of their Compensation and Governance Committees. In 2001, subsequent to Mr. Snell’s resignation, Federal-Mogul filed a voluntary petition for reorganization under the federal bankruptcy laws. Mr. Snell offers significant relevant senior leadership experience from his roles at Federal-Mogul and Tenneco Automotive.

The terms of Messrs. Arves, Griffin and Snell expire at the 2013 Annual Meeting.

Corporate Governance

Independent Directors and Leadership Structure

The Board has determined that Messrs. Arves, Bovee, Griffin, Johnson, Kessler and Snell are “independent” directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market LLC (NASDAQ) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ marketplace rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ marketplace rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ marketplace rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Our Board structure provides for an independent, non-executive chairman whose principal responsibility for our Company is leading the Board, thereby allowing our chief executive officer to focus on running our Company. We are confident that this structure is optimal at this time as it allows the chief executive officer to devote his full attention and energy to the challenges of managing the business while the chairman facilitates board activities and the flow of information between management and directors.

Our Board has six independent members and only one non-independent member, the chief executive officer. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence and background of the individuals who comprise our Board, along with the oversight of a non-executive chairman, offers our Company and our stockholders diverse leadership and governance experience across various business sectors, including manufacturing, transportation, logistics, finance and retail.

Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Nominating and Corporate Governance Committee charter, the Chairman of the Nominating and Corporate Governance Committee, Mr. Arves, serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the Nominating and Corporate Governance Committee, c/o Chad M. Utrup, Chief Financial Officer, 7800 Walton Parkway, New Albany, Ohio 43054. During 2010, our independent directors met in executive session four times. Since fiscal year end, our independent directors have met in executive session one time.

Corporate Governance Guidelines

On March 8, 2011, the Board, upon recommendation of the Nominating and Corporate Governance Committee, adopted corporate governance guidelines, which are posted on our web site at www.cvgrp.com.

We will continue to review and examine our corporate governance policies and leadership structure on an annual basis in light of our changing needs.

The Role of the Board of Directors in Risk Oversight

As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and evaluates our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment and risk management policies, including the internal system to review operational risks, procedures for investment and trading and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us to ensure that all material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work directly with management to oversee the day-to-day application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.

Meetings of the Board and its Committees

The Board held five meetings during fiscal 2010. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. All of the directors who were then serving on the Board attended 75% or more of the total number of meetings of the Board and committees for which they served, except Scott D. Rued, who retired as a director in November 2010, was unable to attend one of the four Board meetings and one of the three Compensation Committee meetings held in 2010.

The Board has a policy that members of the Board are expected to attend the annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2010 Annual Meeting of Stockholders, except for Mr. Rued.

Audit Committee

Our Audit Committee is comprised of Messrs. Arves, Bovee and Griffin (Chairman), all of whom are independent under the heightened independence standard required for audit committee members by the NASDAQ marketplace rules and Rule 10A-3 under the Exchange Act. Mr. Griffin has been named as our “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for: (1) the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report; (2) reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence; (3) approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm; (4) overseeing our accounting and financial reporting processes and the audits of our financial statements; (5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; (6) engaging independent counsel and other advisors as the Audit Committee deems necessary; (7) determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses; (8) reviewing and assessing the adequacy of our formal written charter on an annual basis; and (9) handling such other matters that are specifically delegated to the audit committee by our Board from time to time. Our Board adopted a written charter for our Audit Committee, which is posted on our web site at www.cvgrp.com. Deloitte & Touche LLP currently serves as our independent registered public accounting firm. The Audit Committee met eight times during fiscal 2010.

On March 8, 2011, Mr. Griffin replaced Mr. Bovee as Chairman of the Audit Committee.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Griffin, Johnson (Chairman) and Kessler, all of whom are independent as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. The Compensation Committee is responsible for: (1) determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers; (2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock plans and other incentive compensation plans; and (4) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time. Our Board adopted a written charter for our Compensation Committee, which is posted on our web site at www.cvgrp.com. The Compensation Committee met six times during fiscal 2010.

On May 13, 2010, Mr. Johnson became the Chairman of the Compensation Committee and Mr. Snell ceased serving on the Compensation Committee. On March 8, 2011, Mr. Griffin replaced Mr. Arves on the Compensation Committee.

Compensation Committee Interaction with Compensation Consultants

During 2010, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to assist with its review of the compensation programs for our executive officers and various aspects of this proxy statement. The Compensation Committee continues to retain PM&P in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains PM&P, PM&P interacts directly with our executive officers when necessary and appropriate.

Compensation Committee Interaction With Management

Certain of our officers, including the Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Human Resources, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance and individual performance are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, mergers and acquisitions, industry status and other factors that may impact executive compensation.

The Board Chairman met with the Chief Executive Officer in the first quarter of 2011 to review his performance for 2010 based on a performance appraisal completed in December 2010 by all of the non-management Board members.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Arves (Chairman), Bovee, Johnson and Kessler, all of whom are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. The Nominating and Corporate Governance Committee is responsible for: (1) selecting, or recommending to our Board for selection, nominees for election to our Board; (2) making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members; (3) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and (4) such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board from time to time. Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is posted on our web site at www.cvgrp.com. The Nominating and Corporate Governance Committee met three times during fiscal 2010.

On March 8, 2011, Mr. Arves replaced Mr. Griffin as Chairman of the Nominating and Corporate Governance Committee and Mr. Bovee was added to the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Nominating and Corporate Governance Committee, c/o Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, OH 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws.

The Nominating and Corporate Governance Committee has used, to date, an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board. Generally, candidates have significant industry experience and have been known to one or more of the Board members. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. The Nominating and Corporate Governance Committee has established criteria that identify desirable experience for prospective Board members, including experience as a senior officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to nominees, the Nominating and Corporate Governance Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the Nominating and Corporate Governance Committee may consider whether a potential nominee, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Desired personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of CVG or by a stockholder. The Nominating and Corporate Governance Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.

Compensation Policies and Practices

Our philosophy behind our compensation structure for incentive eligible employees does not create risks that are likely to have a material adverse effect on the Company. Specific goals and objectives are tied to new product development, revenue growth, cash flow, operating and cost objectives and strategic initiatives to encourage assertiveness and ingenuity. Incentive payment eligibility is primarily triggered by EBITDA, defined as earnings before interest, taxes, depreciation and amortization, as adjusted, which inhibits unnecessary risk taking.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board, including the independent directors, by sending written communications to the directors c/o Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the directors.

Company Code of Ethics

The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our web site at www.cvgrp.com. If we waive any provision of our Code of Ethics or change the Code of Ethics, we will disclose that fact on our website within four business days.

Insider Trading Policy

In connection with our initial public offering, we adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us.

Board Policy on Stockholder Rights Plans

On March 8, 2011, our Board amended our stockholder rights plan and accelerated the expiration date to March 8, 2011. As a result, we do not currently have a stockholder rights plan in place. On March 8, 2011, our Board adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholders rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Vote Required

The two persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the annual meeting will be elected. A vote to “WITHHOLD” on the election of directors and “broker non-votes” will have no effect on the vote for the election of directors.

PROPOSAL NO. 2 — APPROVAL OF THE AMENDMENT TO OUR AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION

Our amended and restated certificate of incorporation, as amended, currently authorizes the issuance of 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 16, 2011, 28,780,198 shares of common stock were outstanding, and we had an aggregate of (1) 470,351 shares of common stock issuable upon the exercise of outstanding options and (2) 293,484 additional shares of common stock reserved for issuance under our Third Amended and Restated Equity Incentive Plan. Therefore, our total common stock share requirement as of the record date was approximately 763,835 shares (the “Share Requirement”). As of March 16, 2011, no shares of our preferred stock were issued or outstanding; however, we had 500,000 shares of Series A Preferred Stock that have been reserved for issuance under our stockholder rights plan. Our Board of Directors amended the stockholder rights plan on March 8, 2011 and accelerated the expiration date to March 8, 2011. As a result, we do not currently have a stockholder rights plan in place. No change to our preferred stock authorization will be made.

Description of the Amendment

On March 8, 2011, our Board of Directors approved an amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”), subject to stockholder approval, to increase the number of shares of our common stock authorized for issuance from 30,000,000 to 60,000,000. The full text of the Amendment is attached as Appendix A to this Proxy Statement.

The affirmative vote of at least a majority of the outstanding shares of our common stock will be required for approval of the Amendment. If our stockholders approve the Amendment, we will file the Amendment with the Secretary of State of the State of Delaware as soon as reasonably practicable after the annual meeting.

Purposes of the Amendment

The primary purpose of the Amendment is to provide a sufficient number of shares of common stock for corporate purposes, including public or private offerings, acquisitions, other strategic and general corporate purposes and, if approved, our Fourth Amended and Restated Equity Incentive Plan.

The authorized but unissued shares of common stock and preferred stock would be available for issuance from time to time for such purposes and for such consideration as the Board may determine to be appropriate without further action by the stockholders, except for those instances in which our organizational documents, applicable laws or regulations or stock exchange rules require stockholder approval. The additional shares of authorized common stock, when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding.

The Board believes that it is in our best interests to increase the number of authorized shares of common stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. We currently have only 455,967 authorized but unissued shares in excess of our Share Requirement.

Increasing the number of authorized shares of common stock would give us greater flexibility. We are at all times investigating additional sources of financing and acquisitions and other opportunities which our Board believes will be in our best interests and in the best interests of our stockholders. The failure of stockholders to approve the Amendment may require us to forego attractive acquisition opportunities that arise, to increase cash compensation to replace stock-based compensation that we believe more closely aligns our interests with the interests of our stockholders and to forego raising additional capital should the need develop. The availability of such additional shares will provide us with the flexibility to issue common stock for possible future financing, stock dividends or distributions, acquisitions and other general corporate purposes that may be identified in the future by the Board, without the possible expense and delay of seeking stockholder approval, as well as pursuant to the Fourth Amended and Restated Equity Incentive Plan, if it is approved by our stockholders.

Other Potential Effects of the Amendment

If our stockholders approve the amendment, our Board may cause the issuance of additional shares of common stock without further vote of our stockholders, except as may be required in particular cases by our organizational documents, applicable laws or regulations or stock exchange rules. The additional shares of common stock authorized in the Amendment will not be entitled to preemptive rights nor will existing stockholders have any preemptive rights to acquire any of those shares when issued. In addition, if our Board causes us to issue additional shares of common stock or securities convertible into or exercisable for common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of existing stockholders. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock. If our stockholders approve the Amendment, they will own a smaller percentage of shares relative to our total authorized shares that they presently own.

The increase in the number of authorized shares of common stock also could discourage or hinder efforts by other parties to obtain control of us, thereby having an anti-takeover effect, even if some or all of our stockholders deem such a transaction to be desirable. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. For example, new shares could be placed with purchasers who might support the Board in opposing a hostile takeover bid, could be used to dilute the stock ownership and voting power of a third party seeking to effect a merger or could be issued under future stockholder rights plans in reaction to an unsolicited acquisition proposal. The ability of the Board to issue additional shares of common stock could be used by our Board to discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. If changes in our ownership are discouraged, delayed or prevented, it would be more difficult for our current Board and management to be removed and replaced, even if you and other stockholders believe such actions are in the best interests of us and our stockholders. The Amendment is not being proposed in response to any known threat to acquire control of us.

Other than the additional shares of common stock that would be reserved for issuance under the Fourth Amendment and Restated Equity Incentive Plan if it is approved by stockholders at the Annual Meeting and shares of common stock currently reserved for issuance under the Third Amended and Restated Equity Incentive Plan and outstanding options, the Board has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock for any purpose. Any future issuance of our common stock would remain subject to stockholder approval if required by the DGCL or the listing rules of the Nasdaq Stock Market.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Vote Required

Approval of the Amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of at least a majority of the outstanding shares of our common stock. Abstentions and “broker non-votes” will have the same effect as votes “AGAINST” this proposal.

PROPOSAL NO. 3 — APPROVAL OF THE FOURTH AMENDED AND
RESTATED EQUITY INCENTIVE PLAN

The Board has approved for submission to a vote of our stockholders our Fourth Amended and Restated Equity Incentive Plan, reflecting amendments to our Third Amended and Restated Equity Incentive Plan. An aggregate of 3,200,000 shares of our common stock were reserved for issuance under the Third Amended and Restated Equity Incentive Plan. We are now seeking stockholder approval to further amend the plan to increase the number of shares of common stock that may be issued under the plan from 3,200,000 shares to 4,600,000 shares, as well as certain other amendments to the plan.

This amendment is reflected in the Fourth Amended and Restated Equity Incentive Plan attached as Appendix B to this proxy statement.

Approval of Proposal No. 2 regarding an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock is a condition to approval of Proposal No. 3 regarding approval of the Fourth Amended and Restated Equity Incentive Plan. If Proposal No. 2 is not approved, we would not have sufficient authorized shares of common stock to reserve additional shares for issuance under the Fourth Amended and Restated Equity Incentive Plan. Therefore, if our stockholders wish to approve Proposal No. 3, they must also approval Proposal No. 2. Furthermore, if Proposal No. 2 is not approved by our stockholders, then Proposal No. 3 will also not be approved, even if Proposal No. 3 is approved by the requisite vote of our stockholders.

As of March 8, 2011, options to purchase an aggregate of 470,351 shares of common stock, at an exercise price of $15.84 per share, were outstanding under the Third Amended and Restated Equity Incentive Plan. As of March 8, 2011, 2,565,900 shares of common stock had been granted as restricted stock awards under the Third Amended and Restated Equity Incentive Plan, of which 1,023,439 shares have not vested. As of March 8, 2011, 293,484 shares remained available for issuance under the Third Amended and Restated Equity Incentive Plan. If stockholders approve the Fourth Amended and Restated Equity Incentive Plan, the number of shares of common stock remaining available for issuance under the plan would increase to 1,693,484 shares.

The Board believes that it is in our and our stockholders’ interests to approve the Fourth Amended and Restated Equity Incentive Plan because it would provide sufficient shares remaining for issuance under the plan to allow the Compensation Committee to award equity-based incentive compensation for our current and future directors, officers and employees.

Description of the Fourth Amended and Restated Equity Incentive Plan

The following is a summary of the Fourth Amended and Restated Equity Incentive Plan. This summary is qualified in its entirety by reference to the Fourth Amended and Restated Equity Incentive Plan, a copy of which is attached to this proxy statement as Appendix B.

In connection with our initial public offering, we adopted our Equity Incentive Plan, which was designed to enable us to attract, retain and motivate our directors, officers, employees and consultants, and to further align their interests with those of our stockholders, by providing for or increasing their ownership interests in our Company. On April 27, 2005, we amended and restated our Equity Incentive Plan (the “Amended and Restated Equity Incentive Plan”) to make certain technical amendments to make the plan compliant with Rule 409A of the Internal Revenue Code. On May 22, 2007, our stockholders approved another amendment and restatement of our Amended and Restated Equity Incentive Plan (the “Second Amended and Restated Equity Incentive Plan”) to increase the number of shares available under the plan from 1,000,000 to 2,000,000, as well as to eliminate reloadable stock options and to prohibit stock option repricing. On May 14, 2009, our stockholders approved another amendment and restatement of our Amended and Restated Equity Incentive Plan (the “Third Amended and Restated Equity Incentive Plan”) to increase the number of shares available under the plan from 2,000,000 to 3,200,000. On March 8, 2011, our Compensation Committee recommended and our Board approved, subject to stockholder approval, an additional amendment to the plan to increase the number of shares available under the plan (as amended, the “Fourth Amended and Restated Equity Incentive Plan”). If the Fourth Amended and Restated Equity Incentive Plan is approved by our stockholders, the number of shares available under the plan would increase from 3,200,000 to 4,600,000.

Administration.  The Fourth Amended and Restated Equity Incentive Plan is administered by the Compensation Committee. Our Board may, however, at any time resolve to administer the Fourth Amended and Restated Equity Incentive Plan. Subject to the specific provisions of the Fourth Amended and Restated Equity Incentive Plan, the Compensation Committee is authorized to select persons to participate in the Fourth Amended and Restated Equity Incentive Plan, determine the form and substance of grants made under the Fourth Amended and Restated Equity Incentive Plan to each participant, and otherwise make all determinations for the administration of the Fourth Amended and Restated Equity Incentive Plan.

Participation.  Individuals who are eligible to participate in the Fourth Amended and Restated Equity Incentive Plan are our directors (including non-employee directors), officers (including non-employee officers) and employees and other individuals performing services for, or to whom an offer of employment has been extended by us, or our subsidiaries.

Type of Awards.  The Fourth Amended and Restated Equity Incentive Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock units, deferred stock units, dividend equivalents, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Compensation Committee.

Available Shares.  If stockholders approve the Fourth Amended and Restated Equity Incentive Plan, an aggregate of 4,600,000 shares of our common stock will be reserved for issuance under the Fourth Amended and Restated Equity Incentive Plan, subject to certain adjustments reflecting changes in our capitalization. If any grant under the Fourth Amended and Restated Equity Incentive Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the Fourth Amended and Restated Equity Incentive Plan. The Fourth Amended and Restated Equity Incentive Plan provides that the Compensation Committee shall not grant, in any one calendar year, to any one participant awards to purchase or acquire a number of shares of common stock in excess of 20% of the total number of shares authorized for issuance under the Fourth Amended and Restated Equity Incentive Plan.

The Committee has reviewed the number of shares used for equity awards expressed as a percent of our common stock outstanding (the “burn rate”) and has examined trends for burn rate levels within the industry standards established by Risk Metrics’ Institutional Stockholder Services (ISS). In order to align our annual grant practices with burn rate standards set by ISS for our industry, the Committee commits to our stockholders that the average of our annual burn rate over a three-year period (commencing with 2011) will not exceed 3.34% of our outstanding shares over that three year period. The average burn rate will be calculated as the average of (a) the number of Shares subject to awards under the Plan granted by the Committee in each of 2011, 2012 and 2013 divided by (b) the average number of shares outstanding in each of 2011, 2012 and 2013. For purposes of calculating our burn rate, any full-value awards (i.e., awards other than stock options, SARs or certain other stock-based awards) will be counted as equivalent to 1.5 shares.

Option Grants.  Options granted under the Fourth Amended and Restated Equity Incentive Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options, as the Compensation Committee may determine. The exercise price per share for each option is established by the Compensation Committee, except that the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option.

Terms of Options.  The term during which each option may be exercised is determined by the Compensation Committee, but if required by the Internal Revenue Code and except as otherwise provided in the Fourth Amended and Restated Equity Incentive Plan, no option will be exercisable in whole or in part more than ten years from the date it is granted, and no incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the Compensation Committee. The Compensation Committee determines the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Compensation Committee. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding option. If required by the Internal Revenue Code, the aggregate fair market value, determined as of the grant date, of shares for which an incentive stock option is exercisable for the first time during any calendar year under our plans may not exceed $100,000.

Stock Appreciation Rights.  SARs entitle a participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the Compensation Committee, except that the price of a SAR may never be less than the fair market value of the shares of our common stock subject to the SAR on the date the SAR is granted.

Termination of Options and SARs.  Unless otherwise determined by the Compensation Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation. In the case of death or disability, all of the participant’s options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant’s options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Restricted Stock.  Restricted stock is a grant of shares of our common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the Compensation Committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the Compensation Committee determines otherwise.

Restricted Stock Units and Deferred Stock Units.  The Compensation Committee is authorized to grant restricted stock units. Each grant shall specify the applicable restrictions on such units and the duration of such restrictions. Restricted stock units are subject to forfeiture in the event of certain terminations of employment prior to the end of the restricted period. A participant may elect, under certain circumstances, to defer the receipt of all or a portion of the shares due with respect to the vesting of restricted stock units, and upon such deferral, the restricted stock units will be converted to deferred stock units. Deferral periods shall be no less than one year after the vesting date of the applicable restricted stock units. Deferred stock units are subject to forfeiture in the event of certain terminations of employment prior to the end of the deferral period. A holder of restricted stock units or deferred stock units does not have any rights as a stockholder except that the participant has the right to receive accumulated dividends or distributions with respect to the shares underlying such restricted stock units or deferred stock units.

Dividend Equivalents.  Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock. Dividend equivalents may be granted alone or in connection with another award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our common stock.

Other Stock-Based Awards.  The Compensation Committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock, under the Fourth Amended and Restated Equity Incentive Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the Compensation Committee. The Compensation Committee will determine the terms and conditions of these awards.

Performance Awards.  The Compensation Committee may subject a participant’s right to exercise or receive a grant or settlement of an award, and the timing of the grant or settlement, to performance conditions specified by the Compensation Committee. The Compensation Committee will determine performance award terms, including the required levels of performance with respect to particular business criteria, the corresponding amounts payable upon achievement of those levels of performance, termination and forfeiture provisions and the form of settlement.

In granting performance awards, the Compensation Committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more business criteria. Business criteria might include, for example, total stockholder return, net income, pre-tax earnings, EBITDA, earnings per share, or return on investment. A performance award will be paid no later than two and one-half months after the last day of the tax year in which a performance period is completed.

Amendment of Outstanding Awards and Amendment/Termination of Plan.  The Board of Directors or the Compensation Committee generally have the power and authority to amend or terminate the Fourth Amended and Restated Equity Incentive Plan at any time without approval from our stockholders. The Compensation Committee generally has the authority to amend the terms of any outstanding award under the plan, including, without limitation, to accelerate the dates on which awards become exercisable or vest, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Internal Revenue Code, under provisions of Section 422 of the Internal Revenue Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Neither the Board nor the Compensation Committee may amend the terms of any outstanding option award under the Fourth Amended and Restated Equity Incentive Plan to reduce the exercise price of outstanding options without prior stockholder approval. Unless previously terminated by the Board or the Compensation Committee, the Fourth Amended and Restated Equity Incentive Plan will terminate on the tenth anniversary of its adoption. No termination of the Fourth Amended and Restated Equity Incentive Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Fourth Amended and Restated Equity Incentive Plan.

Federal Income Tax Consequences.

The following is a brief summary of the U.S. federal income tax rules relevant to participants in the Fourth Amended and Restated Equity Incentive Plan, based upon the Internal Revenue Code as currently in effect. These rules are highly technical and subject to change in the future. Because U.S. federal income tax consequences will vary as a result of individual circumstances, each participant should consult his or her personal tax advisor with regards to the tax consequences of participating in the Fourth Amended and Restated Equity Incentive Plan. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Options.  Stock options granted under the Fourth Amended and Restated Equity Incentive Plan may be either non-qualified options or incentive options for federal income tax purposes.

Non-qualified Options.  Generally, a recipient of a non-qualified option award will not recognize any taxable income at the time of grant. Upon the exercise of the non-qualified portion, the recipient will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price. CVG will be entitled to a deduction equal to the recipient’s ordinary income.

The recipient will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise of the option. The capital gain or loss will be long- or short-term depending on whether the recipient has held the stock for more than one year after the exercise date. Short-term capital gains are generally subject to the same federal income tax rate as ordinary income; the maximum rate for the year 2010 is 35%. Long-term capital gains are generally subject to a maximum rate of 15% for noncorporate taxpayers for shares held for more than one year. CVG will not be entitled to a deduction for any capital gain realized by the recipient. Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income by noncorporate taxpayers in any given tax year. Remaining capital losses may be carried forward to future tax years.

Incentive Options.  Generally, if the recipient is awarded an option that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code, he or she will not recognize any taxable income at the time of grant or exercise. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the recipient’s alternative minimum taxable income and thereby may cause the recipient to be subject to, or may increase liability for, alternative minimum tax, which may be payable even if the recipient does not receive any cash upon the exercise of the option with which to pay the tax. When the shares are sold, the recipient will recognize long-term capital gain or loss, measured by the difference between the stock sale price and the exercise price, if the recipient meets the holding period requirements described below.

CVG will not be entitled to any deduction by reason of the grant or exercise of an incentive option or the sale of stock received upon exercise after the required holding periods have been satisfied. If the recipient does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, CVG will be allowed a deduction corresponding to the recipient’s ordinary income.

Effect on Options of Rule 16b-3(d)(3) under the Exchange Act.  The tax consequences of options (other than incentive options for which the holding period requirements described above are satisfied) may vary if the recipient is a director or an executive officer subject to the short-swing trading restrictions of Section 16(b) of the Exchange Act, or if the recipient is exempted from these restrictions by the six-month holding provision of Rule 16b-3(d)(3). In general, if the recipient falls into this category and exercises an option prior to the date that is six months after the option grant date, he or she will recognize income on the date six months after the option grant date (based on the fair market value of the option shares on that date) and begin the holding period on such date, unless the participant files an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code (a “§83(b) Election”) to recognize income on the exercise date (in which case the amount of income is based on the fair market value of the option shares on the exercise date) and therefore begins the holding period on the exercise date. A §83(b) Election must be filed within 30 days after the exercise date.

Stock Appreciation Rights.  Generally, the recipient of a SAR will not recognize taxable income at the time the stand-alone SAR is granted. The spread between the then current market value of the common stock received and the exercise price of the SAR will be taxed as ordinary income to the recipient at the time the common stock subject to the SAR is received. In general, there will be no federal income tax deduction allowed to CVG upon the grant or termination of SARs. However, upon the settlement of an SAR, CVG will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock and Other Stock Settled Awards Other than Options and SARs.  The recipient will not recognize taxable income at the time shares of restricted stock or other stock settled awards are granted, but will recognize ordinary income, and be subject to wage and employment tax withholding, when the restricted stock becomes vested or the participant receives vested shares in settlement of the award, unless the recipient makes a §83(b) Election within 30 days after the grant date to recognize ordinary income upon grant. The amount of ordinary income recognized by the recipient will equal the fair market value of the restricted stock or other stock settled awards at the time its restrictions lapse or the participant receives vested shares in settlement of the award, or at the time of grant if the recipient makes a §83(b) Election, less the amount paid for the restricted stock or other stock settled award. CVG will be entitled to claim a corresponding deduction equal to the amount of ordinary income recognized by the recipient (subject to potentially applicable deduction limitations under Section 162(m) of the Internal Revenue Code). Upon the subsequent sale of the shares, the recipient will recognize long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

Performance Awards.  The recipient will not recognize taxable income at the time performance awards are granted, but will recognize ordinary income, and be subject to wage and employment tax withholding, upon the receipt of common stock or cash awards at the end of the applicable performance cycle. CVG will be entitled to claim a corresponding deduction (subject to potentially applicable deduction limitations under Section 162(m) of the Internal Revenue Code).

CVG Deductions.  To the extent that a participant recognizes ordinary income in the circumstances described above, CVG or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the

Internal Revenue Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Fourth Amended and Restated Equity Incentive Plan Benefits

Benefits to be received by our executive officers, directors and employees as a result of the proposed Fourth Amended and Restated Equity Incentive Plan are not determinable, since the amount of grants of options and restricted stock made under the proposed Fourth Amended and Restated Equity Incentive Plan is discretionary.

Set forth in the table below are the number of equity awards since inception that have been granted under the equity incentive plan to: (i) each of our named executive officers, (ii) our executive officers as a group, (iii) our non-employee directors as a group and (iv) our non-executive employees as a group:

		Number of
		Shares of
	Number of	Restricted
Name	Options	Stock

Mervin Dunn	170,000	404,000
Chad M. Utrup	60,000	207,500
Gerald L. Armstrong	60,000	188,500
W. Gordon Boyd	—	164,000
Kevin R.L. Frailey	—	149,000
Executive officers as a group	290,000	1,205,900
Non-employee directors as a group	60,000	251,900
Non-executive employees as a group	248,950	1,108,100

As of March 8, 2011, the closing price per share of our common stock on the NASDAQ Global Select Market was $15.86.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE FOURTH AMENDED AND RESTATED EQUITY INCENTIVE PLAN.

Vote Required

Approval of our Fourth Amended and Restated Equity Incentive Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 4 — NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the meeting, our stockholders will vote on a non-binding, advisory proposal regarding the compensation of our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Compensation Committee remains committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Vote Required

Approval of the advisory proposal on the compensation of our named executive officers as disclosed in the proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 5 — NON-BINDING, ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the meeting, our stockholders will vote on a non-binding, advisory proposal regarding the frequency of the advisory vote on executive compensation discussed in Proposal No. 4 in this proxy statement. Stockholders will have the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should occur every 1, 2 or 3 years. Stockholders may also abstain from voting on the matter.

We believe we have strong executive compensation and governance practices, as described in more detail elsewhere in this proxy statement. The Board believes that providing our stockholders with an advisory vote on executive compensation every three years will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over a shorter period tends to encourage both the Board and management to focus on short-term gains rather than long-term value creation, which is inconsistent with our compensation philosophy.

Because your vote is advisory, it will not be binding upon us or the Board. However, the Board will take into account the outcome of the vote when considering the frequency of the advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every 1, 2 or 3 years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY 3 YEARS AS THE PREFERRED FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Vote Required

The option of every 1 year, every 2 years or every 3 years that receives the highest number of votes cast at the annual meeting will be deemed to be the preferred frequency selected by our stockholders. Abstentions and “broker non-votes” will have no effect on the vote regarding the frequency of the advisory vote on executive compensation.

PROPOSAL NO. 6 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011. In making the decision to reappoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is incompatible with maintaining that firm’s independence.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of us and our stockholders. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting, with the opportunity to make a statement if he so desires, and will be available to answer appropriate questions.

Principal Accountant Fees and Services

For fiscal years 2010 and 2009, the following fees were billed to us for the indicated services:

	2010	2009

Audit Fees	$1,213,933	$1,357,977
Audit-Related Fees	—	—
Tax Fees	226,446	359,427
All Other Fees	—	—

Total Independent Accountant’s Fees	$1,440,379	$1,717,404

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and due diligence in connection with acquisitions, attest services that are not required by statute or regulation and accounting consultations on proposed transactions.

Tax Fees.  Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees.  Consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit

Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

During fiscal 2010, all services by Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Vote Requirement

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 16, 2011 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 28,780,198 shares of common stock outstanding as of March 16, 2011, and a total of 296,793 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 16, 2011. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 16, 2011 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

5% Stockholders:
Arnold B. Siemer(1)	2,763,226	9.6%
FMR LLC(2)	2,456,978	8.5%
Directors and Named Executive Officers:
Mervin Dunn(3)	535,266	1.9%
Chad M. Utrup(4)	244,516	*
Gerald L. Armstrong(5)	207,366	*
Kevin R.L. Frailey(6)	117,646	*
W. Gordon Boyd(7)	93,400	*
S.A. Johnson (8)	60,092	*
Scott C. Arves(9)	48,200	*
Richard A. Snell(10)	41,700	*
Robert C. Griffin(11)	35,366	*
David R. Bovee(12)	37,100	*
John W. Kessler(13)	24,200	*
All directors and executive officers as a group (11 persons)	1,444,852	5.0%

*	Denotes less than one percent

(1)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 12, 2011, 2010, on which Arnold B. Siemer reported sole voting and dispositive power over 2,763,226 shares of our common stock. The address for Mr. Siemer is 150 E. Campus View Blvd., Ste. 250, Columbus, OH 43235.

(2)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on March 10, 2011, on which FMR LLC reported sole voting power over 693,936 shares of our common stock and sole dispositive power over 2,456,978 shares of our common stock. According to the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,763,042 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the

1,763,042 shares owned by the Funds. The address for FMR LLC, Fidelity, Fidelity Small Cap Growth Fund and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Includes 170,000 shares issuable upon exercise of currently exercisable options. Includes 41,332 shares of restricted stock that vest on October 20, 2011; 66,666 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 67,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(4)	Includes 60,000 shares issuable upon exercise of currently exercisable options. Includes 21,332 shares of restricted stock that vest on October 20, 2011; 34,666 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 35,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(5)	Includes 66,793 shares issuable upon exercise of currently exercisable options. Includes 21,332 shares of restricted stock that vest on October 20, 2011; 27,333 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 27,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(6)	Includes 16,666 shares of restricted stock that vest on October 20, 2011; 27,333 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 27,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(7)	Includes 16,666 shares of restricted stock that vest on October 20, 2011; 27,333 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 27,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(8)	Includes 3,532 shares of restricted stock that vest on October 20, 2011; 5,733 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 5,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(9)	Includes 3,532 shares of restricted stock that vest on October 20, 2011; 5,733 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 5,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(10)	Includes 3,532 shares of restricted stock that vest on October 20, 2011; 5,733 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 5,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011. Of these shares, 36,700 shares are held by the Snell Family Limited Partnership, of which Mr. Snell is a general partner, and 5,000 shares are held in trust for the benefit of Mr. Snell’s children.

(11)	Includes 3,532 shares of restricted stock that vest on October 20, 2011; 5,733 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 5,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(12)	Includes 3,532 shares of restricted stock that vest on October 20, 2011; 5,733 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 5,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

(13)	Includes 3,532 shares of restricted stock that vest on October 20, 2011; 5,733 shares of restricted stock that vest in two equal installments on October 20, 2011 and 2012; and 5,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

Our compensation programs are designed to align compensation with both short- and long-term organizational goals; to promote executive behaviors that are most needed by the Company and our stockholders; and to attract and retain qualified executives. Our compensation programs are also designed to closely align the interests of our executive officers with the interests of our stockholders.

A portion of our business is driven by worldwide demand for heavy trucks. Beginning in 2007 and throughout 2008 and 2009, our business was adversely impacted by a combination of U.S. emissions standards and a global economic downturn. In response, we implemented a number of significant executive compensation changes in 2009 including voluntary salary reductions, the elimination of merit increases and a decision not to pay discretionary bonuses in 2009. As the economy recovered and the market improved, the following changes were made to executive compensation practices for 2010:

•	The Compensation Committee (as used in this section, the “Committee”) agreed to restore salaries to the levels prior to the 10% salary reduction volunteered by management in 2009 as of January 1, 2010;

•	Management recommended, and the Committee agreed, that there would be no incremental merit increases in base salary for executives in 2010;

•	The Committee adopted a 2010 Bonus Plan, but agreed to take a more discretionary approach with respect to minimum and maximum payouts under the plan given the ongoing volatility of the market and its potential impact on our overall financial results for 2010;

•	The Committee approved specific measurable individual performance objectives for 2010 for the named executive officers; and

•	The Committee approved restricted share awards equal to approximately two-thirds of the prior year’s shares issued to award recipients. The share reduction reflected the fact that 2009 share awards were higher when our stock value declined in a difficult economic climate while still supporting a strategy that encourages long-term equity compensation as an important element of total compensation.

•	In March 2011, the Board of Directors adopted stock ownership guidelines, which require executive officers and directors to own shares of common stock with a value equal to: (a) three times annual base salary for the Chief Executive Officer; (b) two times annual base salary for the Chief Financial Officer and all other executive officers; (c) one times annual base salary for other key management employees as designated by the Chief Executive Officer and (d) three times annual retainer for all members of the Board. These guidelines will be phased in over a three-year period.

Overall, 2010 was an outstanding performance year for the Company, as both of the key measures that we use to determine our performance increased significantly, reflecting both an improving market and the efforts of our management team over the long-term. Specifically, EBITDA (defined as earnings before interest, taxes, depreciation and amortization), adjusted for intangible and long-lived asset impairment charges, restructuring costs and other (income) expense, including mark to market gains or losses as determined appropriate by the Committee, the key measure in the 2010 Bonus Plan, increased to $30.0 million in 2010, from a loss of $21.9 million in 2009, resulting in increased annual incentive payments to our executives for 2010 as compared to no annual incentive cash payments in 2009. More importantly, the closing price of our common stock was $16.25 on December 31, 2010, an increase of 171% from a closing price of $5.99 on December 31, 2009, resulting in significantly increased value for our long-term stockholders and our executive team in the context of the share awards they hold from both past years and the current year.

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives

Our executive compensation program is designed to align total compensation with our overall performance, while at the same time serving to attract and retain key executive officers who have a significant strategic impact on our success. Each executive officer has a significant portion of total compensation which is at-risk in any given year and each executive officer receives long-term equity grants which serve to align their interests with those of stockholders.

The specific objectives of our executive compensation program are to:

•	Attract and retain qualified executives who will contribute to our long-term success;

•	Link executive compensation to the achievement of our operational, financial and strategic objectives; and

•	Align executive compensation with each executive’s individual performance and level of responsibility.

The Committee has structured executive compensation based on these objectives, while also considering current economic and business conditions. Our executive compensation program generally includes annual and long-term incentive programs and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry.

We typically set performance targets under our annual cash incentive compensation program so that executive officers receive their targeted annual compensation if our pre-determined performance targets are achieved. When performance exceeds the pre-determined performance targets, then total executive compensation will be above this targeted compensation, and when performance is below the pre-determined performance targets, then total executive compensation will be below the targeted compensation. The Committee established incentive plan targets and performance objectives for 2010, but decided to take a more discretionary approach with respect to minimum and maximum payouts under the Plan such that the incentive targets were tied to the Company’s business plan but payments at the minimum or maximum targets were considered discretionary and subject to specific review and approval of the Compensation Committee.

Compensation Process

The Committee is responsible for:

•	Reviewing the performance of the Chief Executive Officer on an annual basis;

•	Reviewing and approving the compensation of the Chief Executive Officer and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•	Overseeing the design and administration of our equity-based and incentive compensation plans, including the Third Amended and Restated Equity Incentive Plan (the “Equity Plan”) and the Management Stock Option Plan (the “2004 Stock Option Plan”);

•	Reviewing and approving this report on executive compensation for inclusion in our annual proxy statement; and

•	Other matters, from time to time, as designated by the Committee charter or our Board.

The Committee considers the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•	Our actual versus targeted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, as adjusted, which the Committee believes is a key factor in creating stockholder value;

•	Achievement of certain financial and operational outcomes which, in the judgment of the Committee, contributed to our overall success for the particular year in question;

•	An overall evaluation of the success of the named executive officers as a team, reflecting a key cultural consideration in how we are managed, as discussed in more detail below; and

•	The competitiveness of executive compensation as compared to compensation surveys compiled by Pearl Meyer & Partners (“PM&P”), an independent executive compensation firm. This analysis is performed on a periodic basis by PM&P, with the last analysis completed in August 2010, based on general manufacturing companies of comparable size.

Compensation Structure

Compensation Levels and Benchmarking

The Committee has engaged PM&P to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies, as published in executive compensation surveys. The 2010 analysis prepared by PM&P includes data from five executive compensation surveys, each of which includes several hundred companies. The examination and comparison of this data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions. The Committee compared executive officers’ compensation to the PM&P data from the above mentioned surveys. In addition, PM&P provided, and the Committee examined, executive compensation data for peer group companies comparable in size and/or industry to us. Each of these companies reported revenues during 2009 (the latest year available at the time of the analysis) of between $269 million and $1.4 billion, with a median of $510 million, as compared to our $459 million of revenues during 2009 and $598 million during 2010. Each peer company was considered to be a business competitor and/or a competitor for executive talent. The companies in the peer group included (in order by size by column):

Wabtec Corp.	Columbus Mckinnon Corp.
Modine Manufacturing Co.	Stoneridge Inc.
Sauer-Danfoss Inc.	Fuel Systems Solutions Inc.
Greenbrier Companies Inc.	Alamo Group Inc.
Enpro Industries Inc.	Spartan Motors Inc.
Federal Signal Corp.	Superior Industries Intl.
Astec Industries Inc.	Drew Industries Inc.
Standard Motor Prods.	Dorman Products Inc.
Accuride Corp.	Wabash National Corp.
Gentex Corp.	Shiloh Industries Inc.

For 2010, the Committee maintained a compensation philosophy that targeted overall compensation for key executives between the 50th and 75th percentile of overall compensation paid to similarly situated executive officers in the peer group companies. The Committee believes this target was necessary to attract and retain high caliber executives in a highly competitive industry, with a long term equity-based compensation formula aligned with financial and stock price performance that linked directly to stockholder interests.

Compensation Elements — Overview

The three principal compensation components for our named executive officers are:

•	Salary

•	Annual Incentive Compensation

•	Long-term Incentive Compensation

In addition, certain executive officers are party to Change-in-Control & Non-Competition Agreements that provide payments to executives upon certain termination events. We have provided these agreements for the executive officers to encourage retention and continuity in the event of a Change-in-Control. We also have a program of executive perquisites, described in the accompanying tables and narrative disclosures to this Compensation Discussion and Analysis, and retirement benefits discussed below. The Committee believes the use of perquisites provides an important retention element in a competitive market for the named executive officers, primarily based on the programs of similar companies. The Committee eliminated the tax gross-up on personal plane usage as of January 1, 2010 and eliminated all tax gross-ups on life insurance premiums, health-related reimbursements and club dues as of January 1, 2011.

Compensation Mix

We use the principal components of compensation described above to provide at-risk compensation, retention value and an equity interest to match stockholder interests. Our policy for allocating between fixed and incentive compensation and between cash and equity-based awards is based on the following general principles:

•	The more senior the executive officer, the larger the proportion of the executive officer’s total compensation will be in the form of at risk incentive compensation. This concept is consistent with our belief that such executive officers have a greater influence on our financial and stock price performance.

•	Each executive officer has a significant proportion of total compensation in the form of long-term compensation.

•	We seek a balance between annual and long-term equity compensation in relation to total compensation.

Our executive officers’ compensation is structured to be weighted heavily towards incentive compensation programs that provide for compensation based on our annual and long-term performance. The Committee believes that this weighting motivates executive officers to undertake tasks and achieve results that support the creation of long-term stockholder value.

For 2010, the compensation mix for each named executive officer was as follows:

				Equity-Based
		Salary as % of	Annual Incentive	Awards as % of
		Total	as % of Total	Total
Executive	Title	Compensation	Compensation	Compensation

Mervin Dunn	President and Chief Executive Officer	24%	37%	39%
Chad M. Utrup	Chief Financial Officer	27%	28%	45%
Gerald L. Armstrong	President and General Manager of Cab Systems	32%	28%	40%
W. Gordon Boyd	President of Seating Systems	43%	15%	42%
Kevin R.L. Frailey	President and General Manager of Electrical Systems	29%	25%	46%

Note: Annual incentive percentages are based on actual numbers, which include the discretionary component, and are shown on the 2010 Summary Compensation Table. Equity-based award percentages are based on the actual grant date fair value of the shares of restricted stock granted on November 9, 2010. These amounts are shown on the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table for each named executive officer.

The value of equity-based awards increased in 2010 for each of the executive officers. Our stock price increased in 2010 as compared to 2009, which resulted in restricted stock grants in 2010 with a grant date value of $15.71 per share (the closing price per share of our common stock on the NASDAQ Global Select Market on the grant date), compared to restricted stock grants in 2009 with a grant date value of $5.25 per share (the closing stock price per share of our common stock on the NASDAQ Global Select market on the grant date).

The relationship of base salary to long-term incentive compensation varies depending upon each executive officer’s position, prior experience and time in the industry. Mr. Boyd’s salary is significantly above median salaries of similarly situated officers as shown in the peer group data and is set based on his employment agreement which we assumed upon acquisition of his prior company.

Compensation Elements

Salary

We provide a salary to our executive officers to compensate them for their services during the year. Salaries are designed primarily to promote retention of existing executive officers, and in the case of a new hire, to attract new executive talent. The Committee sets salaries based on the executive officer’s roles and responsibilities, experience, expertise and individual performance during their tenure. Salaries are reviewed annually by the Committee and adjustments are based on the factors noted above as well as input from the Chief Executive Officer and data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above and new salaries are set based on the Committee’s discretion and judgment.

With the support of the Committee, our executive officers agreed to forego merit increases for 2010, but did receive a restoration of the 10% voluntary salary reduction implemented in February 2009 as of January 1, 2010. Mr. Frailey, while subject to the same merit increase freeze, received a promotional increase in July 2010 in connection with his promotion to President and General Manager of Electrical Systems.

At its meeting on November 8, 2010, the Committee reviewed the executive officers’ salaries and agreed that it was appropriate to consider 2011 merit increases given that base salaries had been flat for three consecutive years and given that the executives were further impacted by the salary reduction in place throughout 2009. Accordingly, base salary increases commensurate with the executives’ individual performance, length of time since last increase and current base rates relative to peers and market data were processed effective January 2011 for Messrs. Dunn, Frailey and Utrup in order to make their base salaries competitive with base salaries of similarly situated executive officers in the peer group companies. Messrs. Boyd and Armstrong did not receive a base salary adjustment as their current base salaries are considered competitive and appropriate based on market data.

Mr. Boyd’s salary is paid in British pound sterling and the salary we report for him in U.S. dollars is impacted by currency exchange rates.

With the exception of Mr. Boyd, the Committee believes the senior executive salaries are consistent with the salaries paid to similarly situated executive officers in the competitive market in the aggregate, based on the peer group data, in accordance with our compensation philosophy. Mr. Boyd’s salary is higher than the targeted market level, but his overall target compensation level is consistent with that of our other executive officers.

The base salaries for each named executive officer as of January 2011 were as follows:

•	Mervin Dunn — $675,000

•	Chad M. Utrup — $350,000

•	Gerald L. Armstrong — $346,091

•	W. Gordon Boyd — $444,614

•	Kevin R.L. Frailey — $285,000

Annual Incentive Compensation

Annual incentive compensation is designed to reward executive officers for our annual financial performance and for achieving certain individual performance goals. Annual target incentive payments are determined initially as a percentage of each executive officer’s salary for the fiscal year, and the payment of target incentive amounts depends on the achievement of pre-determined financial performance targets and individual performance goals. Individual performance goals may have an impact on incentive payments based on input from the Chief Executive Officer and at the Committee’s discretion.

On March 8, 2010, the Committee adopted the Commercial Vehicle Group 2010 Bonus Plan (“2010 Plan”). The 2010 Plan was based on the achievement of certain financial targets and specific individual performance goals and objectives. The Committee considered market trends in executive compensation when establishing targets, and indicated their intent to set reasonable baseline targets for 2010 given that there were no incentive payments in 2009 and that incentive payments were reduced to 50% of target in 2008. Each of our executive officers was eligible to participate in the 2010 Plan.

The Committee decided to base annual incentive targets on our company-wide EBITDA objectives. EBITDA for purposes of the 2010 Plan is a non-GAAP financial measure calculated by adding interest, taxes, depreciation and amortization to net income and is adjusted by the Committee as described below. The Committee determined that EBITDA was the appropriate financial measure because it is regarded in the financial community as an important indicator of the overall operating health of an organization and was believed by the Committee to be a key factor in the creation of stockholder value. EBITDA performance objectives for 2010 were based on internal business plan objectives with threshold, target and maximum for 2010 set at a loss of $6.1 million, a loss of $2.0 million and $2.1 million, respectively. The Committee assigned a 70% weighting to the EBITDA performance measure and a 30% weighting to the individual performance measure.

The 2010 Plan included the following baseline formula:

BONUS = (2010 Salary x BF1 x 70% x BF2) + (2010 Salary x BF1 x 30% x BF3)

Where

•	“2010 Salary” is each named executive officer’s salary at fiscal year end 2010.

•	BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2010 base salary. Mr. Dunn’s Target Factor is 75%. Messrs. Utrup, Armstrong and Frailey’s Target Factor is 50% and Mr. Boyd’s Target Factor is 20%. These Target Factors were consistent with the annual incentive opportunity levels for the named executive officers in prior plan years.

•	The target level is based on our business plan and would result in a 100% payout. The threshold level for a payout under the 2010 Bonus Plan is based on the minimum acceptable performance of the company resulting in approximately 75% of the target payout. The maximum potential payout under the 2010 Bonus Plan is set at approximately 125% of the target payout.

•	BF2 (“Bonus Factor 2” or “Company Factor”) is a fraction with a numerator equal to the financial performance for the plan year (in the case of 2010 this was EBITDA divided by the target set for the year. The threshold level was set at 75% of target while the maximum level was set at 125% of target. Under the terms of the 2010 Plan, a target was set at EBITDA loss of $2.0 million, which would have resulted in a payout of 100% of target for BF2.

•	BF3 (“Bonus Factor 3” or “Individual Factor”) is scored independently of the BF2 measurement and can range from 0% to 150% for each executive. Objectives for each position are assigned and tie to the individual performance of each participant with respect to their specific responsibilities in support of the overall company goals, including but not limited to: (1) cash flow, (2) operating and cost reduction initiatives, (3) strategic initiatives, (4) product development and (5) revenue growth. Such measures are important to our immediate and long-term objectives, require a significant effort on the individual’s part, and support the operating and financial targets for the 2010 business plan within each participant’s functional area.

The Committee reserves the right to review, modify and approve the final EBITDA calculation as it relates to the 2010 Plan for the sole purpose of ensuring that the incentive payments are calculated with the same intentions in which the targets have been set for the current year, including making adjustments in the calculation of EBITDA to eliminate the effects of restructuring and other (income) expense, including mark to market gains or losses or other extraordinary events not foreseen at the time the 2010 Plan was established. In addition, the Committee reserves the right to review, modify and approve, at its sole discretion, all Individual Factor percentages of executive management. The Committee retains the discretion to increase or decrease the 2010 Plan payouts based on significant differences in our performance or individual performance of each of the executive officers. The Committee also retains the discretion to award bonuses in excess of the maximum payout otherwise payable under the plan if our performance significantly exceeds the maximum EBITDA target under the plan.

As adjusted, we achieved EBITDA of $30.0 million, thereby significantly exceeding the maximum EBITDA level of $2.1 million under the 2010 Plan. Individual 2010 Plan participants achieved between 110% and 135% of their personal goals. As a result of the strong Company and individual performances, the Committee exercised its discretion to maximize the payouts under the Plan using the historical calculation described below.

At its meeting on February 24, 2011, the Committee exercised its discretion and established a BF2 equal to 150% and modified the bonus formula to maximize incentive payments under the 2010 Plan as we far exceeded our adjusted EBITDA maximum level of $2.1 million. Under the modified formula, the Committee multiplied 2010 salary x BF1 x BF2 x BF3 for the named executive officers, which was consistent with the intent of the Committee to use discretion in determining awards above the maximum payout under the Plan. This discretionary approach was deemed appropriate based on both our strong financial performance and in recognition of the additional initiatives undertaken by the named executive officers which were not contemplated when the 2010 individual goals and objectives were established.

On February 24, 2011, the Committee also approved the CVG 2011 Bonus Plan (“2011 Plan”) and related Company and individual targets for 2011 based on our business plan and strategic objectives. The target incentive bonus opportunity under the 2011 Bonus Plan for Mr. Dunn was set at 90% of his base salary. The target incentive bonus opportunity for Messrs. Utrup, Armstrong and Frailey was set at 75% of their base salary. The target incentive bonus opportunity for Mr. Boyd was set at 40% of his base salary. The increase in the BF1 for the named executive officers for the 2011 Plan is consistent with the Committee’s strategy to move toward a compensation philosophy that is less aggressive on base salary and perquisites with a greater emphasis on at-risk incentive compensation.

Long-Term Incentives

The Equity Plan is designed to focus and reward executive officers’ efforts on the long-term growth and future success of the Company. The Equity Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. The range of equity awards provides the Committee flexibility to grant an appropriate type of award under different circumstances, depending on our needs and the relative importance of compensation objectives as they change year after year.

Since 2005, we have granted only equity-based awards in the form of time-based restricted stock, which vests ratably over three years. The use of restricted stock minimizes the level of dilution from the use of equity incentives.

The Committee continues to believe restricted stock is the most appropriate form of equity compensation because it serves as a retention incentive for the current management team. The Committee also believes granting restricted stock aligns the executive officers’ interests with those of stockholders, as the executive officers will realize greater or lesser value based on stock price changes during the vesting period which will parallel those of stockholders over the same time period.

On November 9, 2010, the Committee awarded restricted stock to the named executive officers with a grant date value greater than the grant date value of restricted stock awards made in 2009, but representing fewer shares than awarded in 2009. The increase in grant value was the result of an increase in our stock price from 2009 when the grant value was $5.25 per share (the closing price per share of our common stock on the NASDAQ Global Select Market on the grant date), compared to the 2010 grant value of $15.71 (the closing price per share of our common stock on the NASDAQ Global Select Market on the grant date). Based on the substantial incremental performance of the stock, the Committee determined that the 2010 award should be reduced in terms of shares for both employees and directors. Accordingly, the Committee established individual awards equal to approximately two-thirds of the number of shares awarded in 2009. The Committee believes the reduced grants were an appropriate balance between recognizing the executives for the performance of the stock and normalizing the value of the award.

Conclusion

Total compensation for 2010 in the aggregate for the named executive officers was 141% of market median, above the Company’s target range as derived from the peer group companies discussed above, but reflective of outstanding performance. This represents a substantial improvement over 2009 which was adversely affected by the salary reductions, salary freezes, no annual bonus plan in 2009 and the lower value of the equity incentive awards in

2009. The Committee believed this overall pay outcome was appropriate given our substantial improvement in financial and stock price performance in 2010.

The overall compensation outcomes for 2010 are listed below:

•	The named executive officers’ total compensation (the total of salary, annual incentive and bonus payments and the grant date value of long-term incentives awarded) increased by approximately 111% from 2009 to 2010.

•	Total incentive payments (the total of annual and long-term incentives) increased by approximately 238%, reflecting a substantial increase in the stock price performance and payouts from the 2010 Plan.

•	Cash compensation (the total of salaries plus annual incentives) increased by approximately 120% in 2010 (reflecting the restoration of salaries to the levels prior to the 10% reductions in 2009, cash incentive payments under the 2010 Plan and discretionary bonuses) while equity compensation increased by approximately 99%, primarily as a result of significant improvement in our stock price.

These outcomes were driven primarily by the substantial improvement in financial and stock price performance. The financial outcomes are evidenced by the significant improvement in EBITDA, which resulted in the maximum potential incentive payments and additional discretionary bonus payments to our named executive officers. The improvements in share price, as shown by the following one-year cumulative total return graph, gave us the ability to make stock awards with higher value to the named executive officers. All of these outcomes were deemed appropriate by the Committee.

COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN*
Among Commercial Vehicle Group. Inc., the NASDAQ Composite Index
and the Commercial Vehicle Supplier Composite Index

Timing of Equity Grants

We did not grant any stock options or stock appreciation rights during 2010. We do not have a program in place at this time related to the timing and pricing of stock options in coordination with the release of material non-public information.

The Committee approved grants of restricted stock on November 9, 2010. For purposes of accounting, the restricted stock grants were valued at the closing share price that day of $15.71. Our Chief Executive Officer and the other executive officers did not play a role in the Committee’s decision on the timing of the 2010 restricted stock grants. Following Committee approval of the grants, our Human Resources and Finance Departments administered the grants made under the Equity Incentive Plan.

Adjustment or Recovery of Awards

We do not maintain any specific plans or policies that provide for the adjustment or recovery of awards if certain performance levels are restated.

Consideration of Prior Amounts Realized

The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this outcome works to further our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control and Severance Payments

Each of the named executive officers is party to a Change-in-Control & Non-Competition Agreement (a “Change-in-Control Agreement”), which specifies severance payments in the event of certain terminations both before and following a Change-in-Control of the Company. We entered into amendments to the Change-in-Control Agreements with each of the named executive officers, to comply with the requirements of Section 409A of the Internal Revenue Code. The Change-in-Control Agreements generally provide the following:

Mr. Dunn

•	Termination without “Cause” in absence of Change-in-Control: Continued payment of base salary in accordance with CVG’s payroll practices in effect at the time of the employment separation for 24 months following such termination.

•	Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to two times the sum of the executive’s base salary, which for this purpose includes car allowance, plus average three-year annual incentive, (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 24-month period.

•	Non-compete and non-solicitation provisions that continue for 24 months following termination of employment.

•	Tax gross up payments, if any, made by us to the executive officer in connection with a Change-in-Control are subject to an excise tax.

Messrs. Armstrong, Boyd, Frailey and Utrup

•	Termination without “Cause” in absence of Change-in-Control: Continued payment of base salary in accordance with CVG’s payroll practices in effect at the time of the employment separation for 12 months following such termination.

•	Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to one times the sum of the executive’s base salary, which for this purpose includes car allowance, plus average three-year annual incentive, (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 12-month period.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•	Tax gross up payments, if any, made by us to the executive officer in connection with a Change-in-Control are subject to an excise tax.

Payments under the Change-in-Control Agreements are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

As defined in the Change-in-Control Agreements,

“Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the Change-in-Control Agreement; (6) violation of code of business ethics; or (7) a felony or certain misdemeanors.

“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Agreement; (7) request that executive engage in illegal conduct; or (8) breach of Agreement.

“Change-in-Control” means (1) change in more than 50% of beneficial ownership of CVG; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over a two-year period; or (4) sale of substantially all of our assets.

The amounts that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the named executive officers primarily in the context of potential corporate transactions. The Committee also believes, based on their own experiences, that the provisions of the Change-in-Control Agreements are comparable to standard provisions of such agreements for executive officers in the competitive market.

Retirement Plans

We sponsor a number of tax-qualified employee savings and retirement plans, (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan, eligible employees, including all of the named executive officers with the exception of Mr. Boyd, who is a resident of the United Kingdom, currently may elect to contribute between 1% and 6% of their annual compensation and receive a Company matching contribution of 50% of the employee contribution. The Company match is discretionary and the employee contributions and the Company match are subject to certain statutory limitations. As part of our cost savings initiatives, we suspended the Company match on the 401(k) Plan in March 2009 but restored the match in January 2010. The matches received by the named executive officers, other than Mr. Boyd, in 2010 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan represent the only sources of retirement income provided by us for the named executive officers other than Mr. Boyd.

Mr. Boyd was a participant in two pension plans during 2010. These plans include the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”), which was frozen as of March 31, 2006. The Mayflower Plan is a defined-benefit plan from which Mr. Boyd is not eligible for payments until July 1, 2012. Such payments will be made based on compensation and years of service.

In addition, Mr. Boyd enrolled in the KAB Seating 2003 Group Personal Pension Plan (the “KAB Seating Plan”) on April 1, 2006. The KAB Seating Plan is a defined-contribution plan in which Mr. Boyd will become eligible for payouts at the normal retirement age of 65 (June 21, 2012). He is also eligible for early retirement payouts from age 50 although the benefits, which are determined by the amount of money accumulated in the participant’s fund, will be significantly lower on early retirement.

Detailed present value amounts under each of the above named pension plans in which Mr. Boyd participates are set forth below in the “Pension Benefits Table,” with changes in year-end lump sum values carried forward to the “Summary Compensation Table.”

Deferred Compensation Plan

We implemented the Deferred Compensation Plan (the “Deferred Plan”) in 2006 for certain executive officers and employees primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible bonus as well as amounts equal to any refund they receive from the tax-qualified 401(k) Plan due to discrimination testing. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. We match deferrals at the rate of 50% on the first 6% of the participant’s total cash compensation. Our match vests based on years of service with 33% vesting after one year, 66% after two years, and 100% after three years. Distributions may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution events are termination of employment, disability, death, unforeseeable emergency, or a change-in-control.

Stock Ownership Guidelines and Hedging Policies

In March 2011, the Board of Directors adopted stock ownership guidelines, which require executive officers and directors to own shares of common stock with a value equal to: (a) three times annual base salary for the Chief Executive Officer; (b) two times annual base salary for the Chief Financial Officer and all other executive officers; (c) one times annual base salary for other key management employees as designated by the Chief Executive Officer and (d) three times annual retainer for all members of the Board. These guidelines will be phased in over a three-year period.

We maintain a policy that prohibits executive officers from holding our securities in a margin account or pledging our securities as collateral for a loan. An executive officer may seek prior approval from us to pledge securities as collateral for a loan (but not for margin accounts) if the executive officer can demonstrate the financial capacity to repay the loan without resorting to the pledged securities.

Impact of Tax and Accounting Considerations

In general, the Committee takes into account the various tax and accounting implications of the components of our compensation program.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.

The components of compensation, including salaries, annual incentives, exercised stock options and vested restricted stock are tax deductible to the extent that they are less than $1 million for each named executive officer in a given year. Compensation associated with exercising of the 2004 stock options issued is excluded from this limitation since these options were issued pursuant to a compensation plan that existed prior to CVG being publicly held. CVG did not receive a tax deduction for compensation amounts that totaled more than $1 million per officer in 2010.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2010 Annual Report on Form 10-K and this Proxy Statement.

Scott C. Arves
S.A. Johnson (Chairman)
John W. Kessler
Richard A. Snell

The following table summarizes the compensation of the named executive officers for the years ending December 31, 2010, 2009 and 2008. The named executive officers are the Company’s chief executive officer, chief financial officer and three other most highly compensated officers ranked by their total compensation in the table below:

2010 Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)

Mervin Dunn	2010	649,002	376,561	1,052,570	608,439	3,848	88,558	2,778,978
President and Chief	2009	582,854	—	525,000	—	12,018	140,459	1,260,330
Executive Officer	2008	649,002	—	145,080	243,376	—	126,397	1,163,855
Chad M. Utrup	2010	329,909	128,807	549,850	206,193	441	57,947	1,273,147
Chief Financial Officer	2009	296,918	—	273,000	—	9,014	44,559	623,491
	2008	329,909	—	74,880	82,477	—	59,074	546,340
Gerald L. Armstrong	2010	346,091	83,693	424,170	216,307	1,475	44,432	1,116,168
President and General	2009	314,144	—	215,250	—	6,685	53,567	589,646
Manager of Cab Systems	2008	346,091	—	74,880	86,523	—	55,898	563,392
W. Gordon Boyd(6)	2010	439,829	40,043	424,170	109,957	19,464	16,413	1,049,876
President of Seating	2009	411,268	—	215,250	—	22,242	24,396	673,156
Systems	2008	529,263	—	58,500	52,926	35,187	25,864	701,740
Kevin R.L. Frailey	2010	263,340	70,413	424,170	164,588	3,029	51,679	977,218
President and General Manager	2009	231,660	—	215,250	—	16,199	40,627	503,736
of Electrical Systems	2008	234,000	—	58,500	58,500	—	35,457	386,457

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Commercial Vehicle Group, Inc. Deferred Compensation Plan.

(2)	Amounts shown for 2010 represent the discretionary component paid in 2011 above the maximum potential payout under the Commercial Vehicle Group 2010 Bonus Plan.

(3)	Amounts shown for 2010 represent the aggregate value of the restricted stock based on the closing price of $15.71 on the grant date. Amounts shown for 2009 represent the aggregate value of the restricted stock based on the closing price of $5.25 on the grant date. Amounts shown for 2008 represent the aggregate value of the restricted stock based on the closing price of $1.17 on the grant date.

(4)	Amounts shown for 2010 represent incentive payments made in 2011 under the Commercial Vehicle Group 2010 Bonus Plan. There was no bonus plan in 2009. Amounts shown for 2008 represent incentive payments made in 2009 under the Commercial Vehicle Group 2008 Bonus Plan.

(5)	Represents above-market earnings in Deferred Compensation Plan for Messrs. Dunn, Utrup, Armstrong and Frailey. See the “2010 Deferred Compensation Table” below. Represents an estimate of the increase in actuarial present value of the accrued benefits payable to Mr. Boyd under two pension programs. See the “2010 Pension Benefits Table” below.

(6)	Amounts paid to Mr. Boyd for 2010 have been translated into U.S. dollars at a rate of $1.5463 = £1.00, the average exchange rate during the year ended December 31, 2010. Amounts paid to Mr. Boyd for 2009 have been translated into U.S. dollars at a rate of $1.5631 = £1.00, the average exchange rate during the year ended December 31, 2009. Amounts paid to Mr. Boyd for 2008 have been translated into U.S. dollars at a rate of $1.8607 = £1.00, the average exchange rate during the year ended December 31, 2008.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the named executive officers in 2010:

2010 All Other Compensation Table

		Company
		Contributions
		to Deferred
	Insurance	Compensation			Executive
	Premiums	and 401(k) Plans	Car Allowance	Club Dues	Plane Usage	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Mervin Dunn	24,521	5,556	25,000	10,586	22,895	88,558
Chad M. Utrup	18,142	7,120	15,600	9,778	7,306	57,947
Gerald L. Armstrong	15,655	6,933	15,600	6,244	—	44,432
W. Gordon Boyd(6)	16,413	—	—	—	—	16,413
Kevin R.L. Frailey	17,724	15,221	11,723	7,011	—	51,679

(1)	Insurance premiums include executive life insurance, health-related reimbursements and health-related fees paid by us. Amount for Mr. Dunn reflects $6,760 in life insurance premiums and an associated tax gross-up of $5,493; $7,811 in health-related reimbursements and an associated tax gross-up of $3,676 and $781 in health-related fees. Amount for Mr. Utrup reflects $1,350 in life insurance premiums and an associated tax gross-up of $1,097; $10,922 in health-related reimbursements and an associated tax gross-up of $3,681 and $1,092 in health-related fees. Amount for Mr. Armstrong reflects $1,170 in life insurance premiums and an associated tax gross-up of $951; $9,116 in health-related reimbursements and an associated tax gross-up of $3,506 and $912 in health-related fees. Amount for Mr. Boyd represents health-related fees for coverage in the U.S. and the U.K. and does not include any tax gross-up. Amount for Mr. Frailey reflects $12,771 in health-related reimbursements and an associated tax gross-up of $3,676 and $1,277 in health-related fees.

(2)	Represents our contribution equal to 50% on the first 6% of the participant’s contribution relating to our Deferred Compensation Plan and 401(k) Plans.

(3)	Represents an annual car allowance for each of Messrs. Dunn, Utrup, Armstrong, and Frailey.

(4)	Amount for Mr. Dunn represents $8,160 in club dues and an associated tax gross-up of $2,426. Amount for Mr. Utrup represents $6,741 in club dues and an associated tax gross-up of $3,037. Amount for Mr. Armstrong represents $4,099 in club dues and an associated tax gross-up of $2,145. Amount for Mr. Frailey represents $4,099 in club dues and an associated tax gross-up of $2,912.

(5)	We calculate the estimated incremental cost to us for personal use of our plane based on the amount reported as income to the executive for income tax reporting purposes. The estimated cost of personal aircraft usage by the named executive officers is determined in accordance with federal tax regulations. The incremental cost to us is determined by compiling the total cost of operating the aircraft. In addition to fixed costs, the total cost of operating the aircraft includes variable expenses such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. For 2010, the Commensation Committee eliminated all associated tax gross-ups for personal plane usage.

(6)	Amounts paid to Mr. Boyd for 2010 have been translated into United States dollars at a rate of $1.5463 = £1.00, the average exchange rate during the year ended December 31, 2010.

The following table provides information regarding estimated possible payouts under the Commercial Vehicle Group 2010 Bonus Plan and restricted stock awards granted under the Third Amended and Restated Equity Incentive Plan in 2010:

2010 Grants of Plan-Based Awards Table

					All Other
					Stock Awards:
		Estimated Possible Payouts Under			Number of	Grant Date
		Non-Equity Incentive Plan Awards(1)			Shares of Stock	Fair Value of
	Grant	Threshold	Target	Maximum	or Units	Stock Awards
Name	Date	($)	($)	($)	(#)(2)	($)(3)

Mervin Dunn	N/A	365,063	486,751	608,439	—	—
	11/9/2010	—	—	—	67,000	1,052,570
Chad M. Utrup	N/A	123,716	164,954	206,193	—	—
	11/9/2010	—	—	—	35,000	549,850
Gerald L. Armstrong	N/A	129,784	173,046	216,307	—	—
	11/9/2010	—	—	—	27,000	424,170
W. Gordon Boyd(4)	N/A	65,974	87,966	109,957	—	—
	11/9/2010	—	—	—	27,000	424,170
Kevin R.L. Frailey	N/A	98,753	131,670	164,588	—	—
	11/9/2010	—	—	—	27,000	424,170

(1)	Please see “Compensation Discussion and Analysis — Annual Incentive Compensation” for a description of the Commercial Vehicle Group 2010 Plan. The above table represents potential payouts under the 2010 Plan. The Compensation Committee has used its discretion in determining final payouts under the 2010 Plan and actual awards can be found in the “Summary Compensation Table” under the columns titled “Bonus” and “Non-Equity Incentive Plan Compensation.”

(2)	Represents the restricted stock awarded on November 9, 2010. The shares vest ratably each October 20 over three years, beginning October 20, 2011.

(3)	Represents the aggregate value of the restricted stock based on the closing price of $15.71 on the grant date.

(4)	Amounts represented for Mr. Boyd for 2010 have been translated into United States dollars at a rate of $1.5463 = £1.00, the average exchange rate during the year ended December 31, 2010.

The following table shows the number of shares covered by exercisable and unexercisable stock options and unvested restricted stock held by the named executive officers on December 31, 2010:

2010 Outstanding Equity Awards at Fiscal Year-End Table

Option Awards
Equity
Incentive
Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying
		Unexercised	Unexercised	Unexercised	Option
		Options	Options	Unearned	Exercise	Option
		(#)	(#)	Options	Price	Expiration
Name	Note	Exercisable	Unexercisable	(#)	($)	Date

Mervin Dunn	(1)	170,000	—	—	15.84	10/20/2014
Chad M. Utrup	(1)	60,000	—	—	15.84	10/20/2014
Gerald L. Armstrong	(2)	6,793	—	—	5.54	4/30/2014
	(1)	60,000	—	—	15.84	10/20/2014
W. Gordon Boyd		—	—	—	—	—
Kevin R.L. Frailey		—	—	—	—	—

		Stock Awards
					Equity
					Incentive
				Equity Incentive	Plan Awards:
				Plan Awards:	Market or
			Market	Number of	Payout Value
		Number of	Value of	Unearned	of Unearned
		Shares or	Shares or	Shares, Units	Shares, Units
		Units of	Units of	or Other	or Other
		Stock That	Stock That	Rights That	Rights That
		Have Not	Have Not	Have Not	Have Not
		Vested	Vested	Vested	Vested
Name	Note	(#)	($)(3)	(#)	($)

Mervin Dunn	(4)	41,332	671,645	—	—
	(5)	66,666	1,083,323	—	—
	(6)	67,000	1,088,750	—	—
Chad M. Utrup	(4)	21,332	346,645	—	—
	(5)	34,666	563,323	—	—
	(6)	35,000	568,750	—	—
Gerald L. Armstrong	(4)	21,332	346,645	—	—
	(5)	27,333	444,161	—	—
	(6)	27,000	438,750	—	—
W. Gordon Boyd	(4)	16,666	270,823	—	—
	(5)	27,333	444,161	—	—
	(6)	27,000	438,750	—	—
Kevin R.L. Frailey	(4)	16,666	270,823	—	—
	(5)	27,333	444,161	—	—
	(6)	27,000	438,750	—	—

(1)	Stock options granted in October 2004.

(2)	Stock options granted in May 2004.

(3)	Calculated using the closing stock price of $16.25 on December 31, 2010.

(4)	Restricted stock granted in October 2008, which vests on October 20, 2011.

(5)	Restricted stock granted in November 2009, which vests in two equal installments on October 20, 2011 and 2012.

(6)	Restricted stock granted in November 2010, which vests in three equal installments on October 20, 2011, 2012 and 2013.

The following table shows the number of shares of CVG’s common stock acquired by the named executive officers upon the exercise of options and the vesting of restricted stock during 2010:

2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Mervin Dunn	115,383	765,662	92,334	1,051,684
Chad M. Utrup	35,682	196,608	47,668	542,939
Gerald L. Armstrong	—	—	44,001	501,171
W. Gordon Boyd	—	—	37,334	425,234
Kevin R.L. Frailey	—	—	37,334	425,234

(1)	Represents the difference between the exercise price and the price at which stock was sold upon exercise, multiplied by the number of shares acquired on exercise.

(2)	Calculated using the closing stock price of $11.39 on October 20, 2010.

The table below quantifies the benefits expected to be paid to Mr. Boyd from the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”) and the KAB Seating 2003 Group Personal Pension Plan (“KAB Seating Plan”). No other named executive officer receives a pension benefit.

2010 Pension Benefits Table

		Number of
		Years	Present Value	Payments
		Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

W. Gordon Boyd	Mayflower Plan	1.70	65,309	—
	KAB Seating 2003 Group Personal Pension Plan(1)	N/A	128,452	—

(1)	Amounts for this plan were calculated using an exchange rate of $1.5463 to £1.00, the average exchange rate during the year ended December 31, 2010.

The Mayflower Plan was frozen on March 31, 2006 for new participants and future benefit accruals. Mr. Boyd had met the conditions of eligibility of one year of service and attaining age 21. The vesting requirement is five years of service. Mr. Boyd became 100% vested in the benefit when the Mayflower Plan was frozen on March 31, 2006 even though he did not yet meet the vesting requirement, per federal regulations.

Mr. Boyd’s monthly retirement benefit is based on his frozen accrued benefit. The retirement benefit formula is equal to the sum of:

1.	1.25% of the participant’s average monthly compensation up to $833.33, multiplied by the participant’s total number of periods of service; plus

2.	1.75% of such average monthly compensation in excess of $833.33;

3.	Multiplied by the participant’s total number of periods of service, computed to the nearest cent.

Periods of service are calculated to the nearest 1/10th of a year and shall not exceed 30 years. Normal retirement date is the first of the month after the participant turns age 65. A participant may elect an early retirement but the benefit will be actuarially reduced. The retirement benefit calculated above is converted to a current present value for the purposes of the Pension Benefit Table.

We make annual contributions to the Mayflower Plan to fund the cost as required by federal regulations. We are required to make certain actuarial assumptions to calculate the obligations and expenses of the Mayflower Plan, including assumptions on the discount rate and expected long-term rate of return on plan assets. The assumptions are summarized in Note 15 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The assumptions are determined based on current market conditions, historical information, and consultation with and input from our actuaries.

Mr. Boyd joined the KAB Seating Plan on April 1, 2006. Mr. Boyd contributes 4% of his monthly salary into this plan and this amount is matched, up to 4% by us. As part of our cost savings initiatives, we suspended the Company match on the KAB Seating Plan in March 2009 and restored the match in January 2011. There are no vesting requirements in this plan and Mr. Boyd can take early retirement under the rules of the plan from age 50, using the money contained in his fund to purchase a pension at the time of his retirement. Normal retirement age for this plan is at age 65.

The table below shows the executive contributions, Company matching contributions, earnings and account balances for the named executive officers in the Commercial Vehicle Group, Inc. Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. Under the plan, the Company matches 50% of the first six percent of both salary and earned bonus. Please refer to “Retirement Payments” in the “Compensation Discussion and Analysis” for a detailed description of the Deferred Plan.

2010 Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last Fiscal	in Last	in Last	Withdrawals /	Last Fiscal
	Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)(6)

Mervin Dunn(1)	—	—	42,470	—	361,788
Chad M. Utrup(2)	—	—	9,307	57,288	55,646
Gerald L. Armstrong(3)	—	—	16,447	—	140,909
W. Gordon Boyd(4)	—	—	—	—	—
Kevin R.L. Frailey(5)	15,184	7,591	28,688	—	245,333

(1)	Of the aggregate balance at last fiscal year-end, $48,675 was reported as compensation in the Summary Compensation Table for 2008.

(2)	Of the aggregate balance at last fiscal year-end, $16,495 was reported as compensation in the Summary Compensation Table for 2008.

(3)	Of the aggregate balance at last fiscal year-end, $12,978 was reported as compensation in the Summary Compensation Table for 2008.

(4)	Mr. Boyd was not eligible to participate in this plan as he is not a U.S. citizen.

(5)	Mr. Frailey elected to defer 6% of his eligible compensation for 2010 under the Deferred Plan. Of this amount, $15,184.32 was reported as compensation in the Summary Compensation Table for 2010. Registrant contributions of $7,591 was reported as other compensation in the Summary Compensation Table for 2010. Of the aggregate balance at last fiscal year-end, $14,403 was reported as compensation in the Summary Compensation Table for 2009 and $5,850 was reported as compensation in the Summary Compensation Table for 2008.

(6)	All of the aggregate balances at last fiscal year-end were fully vested for each of the executives.

The table below shows the compensation payable to each named executive officer upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2010, and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid to each named executive officer can only be determined at the time of such person’s separation.

Potential Payments Upon Termination or Change-in-Control Table

	Voluntary
	Termination or	Early/Normal		Change-in-Control
	Involuntary	Retirement or	Involuntary	and Termination
	for Cause	Death or	not for Cause	Within
Executive	Termination	Disability	Termination	Thirteen Months

Mervin Dunn
Severance Payments(1)(2)	$—	$—	$1,298,003	$486,751
Salary Termination Benefit(3)	—	—	—	2,166,921
Executive Incentives(4)	—	—	—	49,042
Restricted Stock(5)	—	2,843,718	—	2,843,718
Benefit Continuation(6)	—	—	—	33,842
Legal Counsel Representation(7)	—	—	—	50,000
Excise Tax and Gross-up(8)	—	—	—	2,148,429

Totals(9)	$—	$2,843,718	$1,298,003	$7,778,702
Chad M. Utrup
Severance Payments(1)(2)	$—	$—	$329,909	$164,954
Salary Termination Benefit(3)	—	—	—	484,668
Executive Incentives(4)	—	—	—	18,142
Restricted Stock(5)	—	1,478,718	—	1,478,718
Benefit Continuation(6)	—	—	—	16,839
Legal Counsel Representation(7)	—	—	—	50,000
Excise Tax and Gross-up(8)	—	—	—	852,808

Totals(9)	$—	$1,478,718	$329,909	$3,066,129
Gerald L. Armstrong
Severance Payments(1)(2)	$—	$—	$346,091	$173,046
Salary Termination Benefit(3)	—	—	—	490,532
Executive Incentives(4)	—	—	—	15,655
Restricted Stock(5)	—	1,229,556	—	1,229,556
Benefit Continuation(6)	—	—	—	16,712
Legal Counsel Representation(7)	—	—	—	50,000

Totals(9)	$—	$1,229,556	$346,091	$1,975,501

	Voluntary
	Termination or	Early/Normal		Change-in-Control
	Involuntary	Retirement or	Involuntary	and Termination
	for Cause	Death or	not for Cause	Within
Executive	Termination	Disability	Termination	Thirteen Months

W. Gordon Boyd(10)
Severance Payments(1)(2)	$—	$—	$439,829	$87,966
Salary Termination Benefit(3)	—	—	—	507,471
Executive Incentives(4)	—	—	—	16,413
Restricted Stock(5)	—	1,153,734	—	1,153,734
Benefit Continuation(6)	—	—	—	16,413
Legal Counsel Representation(7)	—	—	—	50,000
Excise Tax and Gross-up(8)	—	—	—	751,793

Totals	$—	$1,153,734	$439,829	$2,583,790
Kevin R.L. Frailey
Severance Payments(1)(2)	$—	$—	$263,340	$131,670
Salary Termination Benefit(3)	—	—	—	372,896
Executive Incentives(4)	—	—	—	17,724
Restricted Stock(5)	—	1,153,734	—	1,153,734
Benefit Continuation(6)	—	—	—	16,921
Legal Counsel Representation(7)	—	—	—	50,000
Excise Tax and Gross-up(8)	—	—	—	696,362

Totals(9)	$—	$1,153,734	$263,340	$2,439,308

(1)	In the case of Mr. Dunn, represents base salary for an additional 24 months if Mr. Dunn’s employment is terminated without “Cause.” In the case of Messrs. Utrup, Armstrong, Boyd and Frailey, represents base salary for an additional 12 months if their employment is terminated without “Cause.”

(2)	In the event of a Change-in-Control and termination within thirteen months, the named executive officers are entitled to the earned but unpaid portion of incentive compensation under the 2010 Bonus Plan. For 2010, the target bonus, rather than the actual bonus, is presented because the actual bonus amounts would not have been determined as of December 31, 2010. The unpaid earned compensation is payable within 15 days after termination of employment, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with his Change-in-Control Agreement.

(3)	In the event of a Change-in-Control and termination within thirteen months, the salary termination benefit for Mr. Dunn is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Utrup, Armstrong, Boyd and Frailey, the salary termination benefit is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Dunn, Utrup, Armstrong and Frailey, the salary termination benefit includes a car allowance. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with his Change-in-Control Agreement.

(4)	Executive incentives for Mr. Dunn are equal to two times the amount of medical, financial and insurance coverage credited to him for 2010. Executive incentives for Messrs. Utrup, Armstrong, Boyd and Frailey are equal to the amount of medical, financial and insurance coverage credited to them for 2010.

(5)	The payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2010, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2010 by the closing market price of our common stock on December 31, 2010.

(6)	Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Dunn and 12 months for Messrs. Utrup, Armstrong, Boyd and Frailey. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2010 and is valued at the premiums in effect on January 1, 2011.

(7)	Represents maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

(8)	Upon a Change-in-Control, the named executive officer may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. We have agreed to reimburse each named executive officer for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The calculation of the Section 4999 gross-up amounts in the above table is based upon a Section 4999 excise tax of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 5.75% state income tax rate and a 2% local tax rate.

(9)	In addition to these benefits, Messrs. Dunn, Utrup, Armstrong and Frailey would be entitled to the vested portion of their account balance under the Deferred Plan in the event of his termination of employment, death, disability or a Change-in-Control. See “2010 Deferred Compensation Table.”

(10)	Amounts have been translated into United States dollars at a rate of $1.5463 = £1.00, the average exchange rate during the year ended December 31, 2010.

The Company is obligated to pay the following pursuant to the named executive officers’ Change-in-Control Agreements:

Terminations due to death, disability, for “Cause” or voluntary termination — the named executive officer will receive the earned but unpaid portion of the base salary through the termination date.

For terminations by the Company without “Cause” prior to a Change-in-Control — the named executive officer will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with CVG’s payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Dunn and 12 months for Messrs. Utrup, Armstrong, Boyd or Frailey.

For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control — The named executive officer will receive the earned but unpaid portion of the base salary, credit for accrued but untaken vacation and the amount of any earned but unpaid bonus, incentive compensation or other fringe benefit through the date of termination. Mr. Dunn receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years. Mr. Dunn also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Utrup, Armstrong, Boyd and Frailey is equal to one times the amount of their current annual compensation and certain benefits continuation for a period of 12 months.

Non-competition and non-solicitation provisions — pursuant to his Change-in-Control Agreement, Mr. Dunn has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to their Change-in-Control Agreements, each of Mr. Utrup, Armstrong, Boyd and Frailey has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 12 month period thereafter.

Terms of Employment for Executive Officers

Each of our named executive officers located in the United States, Messrs. Dunn, Utrup, Armstrong and Frailey, is generally entitled to participate in the following Company benefit programs: car allowance; participation in management performance bonus plan; vacation in accordance with Company policy, except that Messrs., Dunn, Utrup, Armstrong and Frailey were originally entitled to vacation in excess of Company policy in effect at the time of hire; ten paid holidays per year; hospital/surgical/medical insurance; dental and vision insurance; participation in Company’s Executive Benefit Program; group life insurance and short term disability and long term disability coverage; participation in Company 401(k) Savings Plan; participation in Deferred Compensation Plan since adoption; relocation package in connection with the start of employment; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement. Mr. Boyd is entitled to participate in the following benefit programs of the Company: participation in management performance bonus plan; vacation in accordance with Company policy; holidays in accordance with Company policy; medical coverage under the KAB Seating policy in the United Kingdom and the CVG plan in the United States; participation in the KAB Seating pension plan; life insurance policy; tax filing assistance; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors and certain named executive officers. These indemnification agreements require us, among other things, to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Director Compensation

On November 9, 2010, our Board approved, upon recommendation of the Compensation Committee, an increase effective January 1, 2011, in (a) the annual retainer paid to non-employee directors from $50,000 to $55,000; (2) the annual retainer paid to our chairman from $100,000 to $110,000; (3) the annual chair fee to the Audit Committee Chair from $5,000 to $10,000; (4) the annual chair fee paid to the Compensation Committee Chair from $5,000 to $8,000 and (5) the annual chair fee for the Nominating & Corporate Governance Committee Chair from $5,000 to $6,000. We also compensate our non-employee directors through grants of restricted stock or options with exercise prices equal to or greater than the fair market value of the common stock on the grant date. In November 2010, we granted to each of Messrs. Arves, Bovee, Griffin, Johnson, Kessler and Snell 5,000 shares of restricted stock. All issuances of restricted stock vest in three equal installments beginning on October 20 of the year following their grant date and continuing for the subsequent two years. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.

The table below describes the compensation paid to non-employee directors in 2010. Mr. Dunn, a director and our President and Chief Executive Officer, receives no compensation for serving on our Board.

2010 Director Compensation Table

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)	($)	($)	($)	($)	($)

Richard A. Snell	92,250	78,550	—	—	—	—	170,800
Scott C. Arves	50,000	78,550	—	—	—	—	128,550
David R. Bovee	55,000	78,550	—	—	—	—	133,550
Robert C. Griffin	55,000	78,550	—	—	—	—	133,550
S.A. Johnson	53,167	78,550	—	—	—	—	131,717
John W. Kessler	50,000	78,550	—	—	—	—	128,550
Scott D. Rued(3)	52,639	—	—	—	—	—	52,639

(1)	Represents the aggregate value of the restricted stock based on the closing price of $15.71 on the grant date.

(2)	The aggregate number of unvested restricted stock awards held by each of our non-employee directors as of December 31, 2010 is 14,265.

(3)	Mr. Rued retired from our Board of Directors in November 2010.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. No interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Options to purchase shares of our common stock have been granted to certain of our executives and key employees under our Third Amended and Restated Equity Incentive Plan and our 2004 Management Stock Option Plan. The following table summarizes the number of stock options granted, net of forfeitures and exercises, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 31, 2010:

Number of
	Number of		Weighted-	Securities
	Securities to		Average	Remaining
	be Issued		Exercise	Available for
	upon Exercise of		Price of	Future
	Outstanding		Outstanding	Issuance
	Options,		Options,	Under Equity
	Warrants and		Warrants	Compensation
	Rights		and Rights	Plans

Equity compensation plans approved by security holders:
Third Amended and Restated Equity Incentive Plan	470,351	(1)	$15.84	293,484
Management Stock Option Plan	6,793		$5.54	—
Equity compensation plans not approved by stockholders	—		—	—

Total	477,144		$15.69	293,484

(1)	Includes options granted under our Third Amended and Restated Equity Incentive Plan. Does not include 2,565,900 shares of restricted stock granted under our Third Amended and Restated Equity Incentive Plan, of which 1,023,439 shares had not vested as of December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, these transactions are generally reviewed and approved by the Board. Under the NASDAQ marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board. In accordance with the charter of the Audit Committee, the Audit Committee must review and approve all related party transactions. Our Code of Ethics provides that no director or executive officer may represent the interests of any party other than us (including personal interests) in any material transaction in which we and another party are involved.

Freight Services Arrangement with Roadrunner Transportation Systems, Inc.

In May 2008, we entered into a freight services arrangement with Group Transportation Services Holdings, Inc. (“GTS”), a third party logistics and freight management company. Under this arrangement, which was approved by our Audit Committee on April 29, 2008, GTS manages a portion of our freight and logistics program as well as administers its payments to additional third party freight service providers. In May 2010, GTS merged with Roadrunner Transportation Systems, Inc. (“RRTS”) in connection with the initial public offering of RRTS. Scott D. Rued, a former member of our Board of Directors, is Chairman of the Board of RRTS, is Chairman of the Board of GTS and Managing Partner of Thayer Hidden Creek, the controlling shareholder of GTS; Richard A. Snell, a member of our Board of Directors, is an Operating Partner of Thayer Hidden Creek; and Chad M. Utrup, our Chief Financial Officer, was elected to the Board of Directors of RRTS in May 2010. For the year ended December 31, 2010, we made payments to GTS/RRTS of approximately $15.3 million, which consisted primarily of payments from us to other third-party service providers, and the balance of which consisted of approximately $0.6 million of fees for GTS/RRTS’ services.

Registration Agreement

Certain of our existing stockholders, including one of our directors, are party to a registration agreement. This agreement confers upon the parties thereto, who hold the majority of such stockholders’ shares of our common stock, the right to request up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense.

In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration, subject to certain limitations. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and provides that we will pay all expenses related to such piggyback registrations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.

The Audit Committee is composed of three directors appointed by the Board, all of whom are independent under applicable NASDAQ marketplace rules. The Audit Committee operates under a written charter adopted by the Board in August 2004, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee recommends to the Board the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

In this context, the Audit Committee has met and held discussions separately and jointly with each of management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended “Communication with Audit Committees.”

In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2010 fiscal year, the Audit Committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Scott C. Arves
David R. Bovee
Robert C. Griffin (Chairman)

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2012 annual meeting of stockholders must be received by us on or before the close of business December 2, 2011. Such proposals should be submitted by certified mail, return receipt requested.

The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Chief Financial Officer not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As a result, Stockholders who intend to present a proposal at the 2012 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 11, 2012 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2012 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2012 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Chief Financial Officer of CVG.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

OTHER MATTERS

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Chad M. Utrup
Chief Financial Officer

April 1, 2011

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY.  EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COMMERCIAL VEHICLE GROUP, INC.

* * * * *
Adopted in accordance with the provisions
of §242 of the General Corporation Law
of the State of Delaware

* * * * *

Commercial Vehicle Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  The first sentence of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is sixty-five million (65,000,000) shares, of which:

Sixty million (60,000,000) shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and

Five million (5,000,000) shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).

SECOND:  The Board of Directors of the Corporation approved this Certificate of Amendment at a meeting held on March 8, 2011, and directed that such Certificate of Amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration and approval.

THIRD:  This Certificate of Amendment was adopted by the approval of the stockholders of the Corporation at an annual meeting of the stockholders held on May 12, 2011 in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this           day of May, 2011.

COMMERCIAL VEHICLE GROUP, INC., a
Delaware corporation

By:

Name:

Title:

A-2

Appendix B

COMMERCIAL VEHICLE GROUP, INC.

FOURTH AMENDED AND RESTATED
EQUITY INCENTIVE PLAN

1.	Purpose.

This plan shall be known as the Commercial Vehicle Group, Inc. Fourth Amended and Restated Equity Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Commercial Vehicle Group, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, stock appreciation rights (“SARs”), restricted stock units, restricted stock, performance awards or any combination of the foregoing may be made under the Plan.

2.	Definitions.

(a) “Board of Directors” and “Board” mean the board of directors of the Company.

(b) “Cause” shall, with respect to any participant, have the equivalent meaning as the term “cause” or “for cause” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of one or more of the following events:

(i) Conviction of any felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

(ii) Deliberate or reckless conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise, or any other serious misconduct of such a nature that the participant’s continued relationship with the Company or a Subsidiary may reasonably be expected to adversely affect the business or properties of the Company or any Subsidiary; or

(iii) Willful refusal to perform or reckless disregard of duties properly assigned, as determined by the Company; or

(iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.

For purposes of this Section 2(b), any good faith determination of “Cause” made by the Committee shall be binding and conclusive on all interested parties.

(c) “Change in Control” means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, unless administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code, and (iii) independent, as defined by the rules of the Nasdaq Stock Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(f) “Common Stock” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(g) “Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 2% of, a corporation, partnership, firm or other entity that engages, in any state in which the Company or any Subsidiary is doing business at the time of such person’s termination of employment, in any business which competes with any product or service of the Company or any Subsidiary.

(h) “Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or any agreement between the eligible participant and the Company as otherwise determined by the Committee.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Exempt Person” means (i) Onex Corporation, (ii) any person, entity or group controlled by or under common control with any party included in clause (i), or (iii) any employee benefit plan of the Company or any Subsidiary, or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary.

(k) “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(l) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq Stock Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(m) “Good Reason” shall, with respect to any participant, have the equivalent meaning as the term “good reason” or “for good reason” in any employment, consulting, or independent contractor’s agreement between the participant and the Company or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean (i) the assignment to the participant of any duties materially inconsistent with the participant’s duties or responsibilities as assigned by the Company (or a Subsidiary), or any other action by the Company (or a Subsidiary) which results in a material diminution in such duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; (ii) any material failure by the Company (or a Subsidiary) to make any payment of compensation or pay any benefits to the participant that have been agreed upon between the Company (or a Subsidiary) and the participant in writing, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Subsidiary) promptly after receipt of notice thereof given by the participant; or (iii) the Company’s (or Subsidiary’s) requiring the participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of award, except for travel reasonably required in the performance of the participant’s responsibilities.

(n) “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(o) “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(p) “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

(q) “Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(r) “Performance Award” means a right, granted to a participant under Section 12 hereof, to receive awards based upon performance criteria specified by the Committee.

(s) “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(t) “Share” means a share of Common Stock that may be issued pursuant to the Plan.

(u) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.	Administration.

The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

4.	Shares Available for the Plan; Limit on Awards.

Subject to adjustments as provided in Section 19, the number of Shares that may be issued pursuant to the Plan as awards shall not exceed 4,600,000 in the aggregate. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan.

Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 21 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

In any one calendar year, the Committee shall not grant to any one participant awards to purchase or acquire a number of Shares in excess of twenty percent (20%) of the total number of Shares authorized under the Plan pursuant to this Section 4.

5.	Participation.

Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ as a director or officer of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, SARs, restricted stock units, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6.	Incentive and Non-qualified Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

(a) Price.  The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, except that the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b) Payment.  Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv), if the Shares are traded on an established securities market at the time of exercise, by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised, or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such option.

(c) Terms of Options.  The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d) Limitations on Grants.  If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e) Termination.

(i) Death or Disability.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain so for a period of 180 days from the date of such death or Disability, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 180-day period unless he or she received written consent to do so from the Board or the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(ii) Retirement.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(iii) Discharge for Cause.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv) Other Termination.  Except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(f) Options Exercisable for Restricted Stock.  The Committee shall have the discretion to grant options which are exercisable for Shares of restricted stock. Should the participant cease to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary while holding such Shares of restricted stock, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those Shares of restricted stock. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right.

7.	Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan. SARs shall be subject to such terms and conditions as the Committee may specify; provided that the exercise price of an SAR may never be less than the fair market value of the Shares subject to the SAR on the date the SAR is granted.

Prior to the exercise of the SAR and delivery of the cash and/or Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to (A) the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR multiplied by (B) the number of Shares as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash or in Shares having a Fair Market Value equal to such amount. Upon distribution, the full number of Shares covered by the SAR, rather than the actual number of Shares distributed, will be counted as issued under the Plan for purposes of the limit on awards set forth in Section 4 above.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR.

8.	Restricted Stock.

The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. The par value (or such larger amount) must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

At such time as a participant ceases to be a director, officer, or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability or Retirement during any period of restriction, all restrictions on Shares granted to such participant shall lapse. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise performing services for, the

Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

9.	Restricted Stock Units; Deferred Stock Units.

The Committee may at any time and from time to time grant restricted stock units under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock units shall specify the applicable restrictions on such units, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 9), and the time or times at which such restrictions shall lapse with respect to all or a specified number of units that are part of the grant.

Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the participant to receive one Share from the Company at the end of the vesting period (the “Vesting Period”) of the applicable restricted stock unit, unless the participant elects in a timely fashion, as provided below, to defer the receipt of such Shares with respect to the restricted stock units. The Committee may require the payment by the participant of a specified purchase price in connection with any restricted stock unit award.

Except as otherwise provided by the Committee, during the Vesting Period the participant shall not have any rights as a shareholder of the Company; provided that the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting Period, unless the participant elects in a timely fashion, as provided below, to defer the receipt of the Shares with respect to the restricted stock units, in which case such accumulated dividends or distributions shall be paid by the Company to the participant at such time as the payment of the Shares with respect to the deferred stock units.

Except as otherwise provided by the Committee, immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and any of its Subsidiaries due to death, Disability or Retirement during any Vesting Period, all restrictions on restricted stock units granted to such participant shall lapse and the participant shall be then entitled to receive payment in Shares with respect to the applicable restricted stock units. At such time as a participant ceases to be a director, officer or employee of, or otherwise performing services for, the Company and any of its Subsidiaries for any other reason, all restricted stock units granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

A participant may elect by written notice to the Company, which notice must be made before the later of (i) the close of the tax year preceding the year in which the restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the Plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, to defer the receipt of all or a portion of the Shares due with respect to the vesting of such restricted stock units; provided that the Committee may impose such additional restrictions with respect to the time at which a participant may elect to defer receipt of Shares subject to the deferral election, and any other terms with respect to a grant of restricted stock units to the extent the Committee deems necessary to enable the participant to defer recognition of income with respect to such units until the Shares underlying such units are issued or distributed to the participant. Upon such deferral, the restricted stock units so deferred shall be converted into deferred stock units. Except as provided below, delivery of Shares with respect to deferred stock units shall be made at the end of the deferral period set forth in the participant’s deferral election notice (the “Deferral Period”). Deferral Periods shall be no less than one year after the vesting date of the applicable restricted stock units.

Except as otherwise provided by the Committee, during such Deferral Period the participant shall not have any rights as a shareholder of the Company; provided that, the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit at the end of the Deferral Period.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to his or her death prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such participant’s death.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary upon becoming disabled (as defined under Section 409A(a)(2)(C) of the Code) or Retirement or for any other reason except termination for Cause prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units at the end of the applicable Deferral Period or on such accelerated basis as the Committee may determine, to the extent permitted by regulations issued under Section 409A(a)(3) of the Code.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to termination for Cause such participant shall immediately forfeit any deferred stock units which would have matured or been earned at the end of the applicable Deferral Period.

Except as otherwise provided by the Committee, in the event of a Change in Control that also constitutes a “change in the ownership or effective control of” the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined under IRS Notice 2005-1, as amended or supplemented from time to time, or regulations issued pursuant to Section 409A(a)(2)(A)(v) of the Code), a participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of the applicable Deferral Period as if such Deferral Period had ended immediately prior to the Change in Control; provided, however, that if an event that constitutes a Change in Control hereunder does not constitute a “change in control” under Section 409A of the Code (or the regulations promulgated thereunder), no payments with respect to the deferred stock units shall be made under this paragraph to the extent such payments would constitute an impermissible acceleration under Section 409A of the Code.

10.	Dividend Equivalents.

The Committee is authorized to grant dividend equivalents to a participant entitling the participant to receive cash, Shares, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock of the Company, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. The Committee may provide that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock of the Company, awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

11.	Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock of the Company, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration (including without limitation loans from the Company or a Subsidiary to the extent permissible under the Sarbanes Oxley Act of 2002 and other applicable law), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other award under the Plan, may also be granted pursuant to this Section 11.

12.	Performance Awards.

The Committee is authorized to make Performance Awards payable in cash, Shares, or other awards, on terms and conditions established by the Committee, subject to the provisions of this Section 12.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, or such other personal or business goals and objectives, as the Committee shall determine. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one participant or to different participants.

Achievement of performance goals in respect of such Performance Awards shall be measured over any performance period determined by the Committee. During the performance period, the Committee shall have the authority to adjust the performance goals and objectives for such performance period for such reasons as it deems equitable. A performance award shall be paid no later than two and one-half months after the last day of the tax year in which a performance period is completed.

The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

Settlement of Performance Awards shall be in cash, Shares, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of the participant’s employment or service prior to the end of a performance period or settlement of Performance Awards.

13.	Change in Control.

Unless otherwise determined by the Committee, if there is a Change in Control of the Company and a participant’s employment or service as a director, officer, or employee of the Company or a Subsidiary, is terminated (1) by the Company without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control:

(i) any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, and shall remain so for up to 180 days after the date of termination (but in no event after the expiration date of the award), subject to applicable restrictions;

(ii) any restrictions, deferral of settlement, and forfeiture conditions applicable to any other award granted under the Plan shall lapse and such awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the participant, and subject to applicable restrictions; and

(iii) with respect to any outstanding Performance Award, the Committee may, within its discretion, deem the performance goals and other conditions relating to the Performance Award as having been met as of the date of the Change in Control. Such performance award shall be paid no later than two and one-half months after the last day of the tax year in which such Change of Control occurred (or in the event that such Change in Control causes the tax year to end, no later than two and one-half months after the closing of such Change in Control).

Notwithstanding the foregoing, or any other provision of this Plan to the contrary, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

14.	Withholding Taxes.

(a) Participant Election.  Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 14(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b) Company Requirement.  The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 14(a) or this Section 14(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

15.	Written Agreement; Vesting.

Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, and 8 in connection with a Change in Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

16.	Transferability.

Unless the Committee determines otherwise, no award granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. No award granted under the Plan shall be transferable by a participant for consideration. Unless the Committee determines otherwise, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any option, SAR, performance award or restricted stock granted under the Plan and transferred as permitted by this Section 16, and any transferee of any such option, SAR, performance award or restricted stock shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

17.	Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award, restricted stock unit, or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

18.	Transfers Between Company and Subsidiaries.

The transfer of an employee, consultant or independent contractor from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment or services; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

19.	Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs; provided, however, that the Committee shall not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (ii) cause any award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to such Code section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (a) canceled in exchange for payment of cash or other property determined by the Committee to be equal to the intrinsic value of such awards at the time of the Change in Control (but, with respect to deferred stock units, only if such merger, consolidation, other reorganization, or Change in Control constitutes a “change in ownership or control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as determined pursuant to regulations issued under Section 409A(a)(2)(A)(v) of the Code) or (b) assumed by the surviving or continuing corporation.

20.	Amendment and Termination of the Plan.

The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code or any successor thereto, under the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

Notwithstanding any other provisions of the Plan, and in addition to the powers of amendment set forth in this Section 20 and Section 21 hereof or otherwise, the provisions hereof and the provisions of any award made hereunder may be amended unilaterally by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time and/or (ii) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.

21.	Amendment of Awards under the Plan.

The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, but not limited to, any acceleration of the date of exercise of any award and/or payments (but, with respect to deferred stock units, only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code) thereunder or of the date of lapse of restrictions on Shares; provided that, except as otherwise provided in Section 16, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. Neither the Board nor the Committee may amend the Plan or the terms of any outstanding options or SARs awarded under the Plan to reduce the exercise price of outstanding options or SARs without prior stockholder approval.

22.	Commencement Date; Termination Date.

The date of commencement of the Plan shall be the date of the closing of the Company’s initial public offering of its Common Stock. If required by the Code, the Plan will also be subject to reapproval by the shareholders of the Company prior to the fifth anniversary of such commencement date.

Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on the tenth anniversary of the date of commencement. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Plan.

23.	Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

24.	Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

. NNNNNNNNNNNN IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/CVGI • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all Class I nominees listed and FOR Proposals 2, 3, 4 and 6 and every 3 years for Proposal 5. 1. Election of Class I Directors: For Withhold For Withhold + 01 — David R. Bovee 02 — Mervin Dunn For Against Abstain For Against Abstain 2. Proposal to approve the amendment to Amended and 3. Proposal to approve the Fourth Amended and Restated Restated Certificate of Incorporation to increase the number Equity Incentive Plan. of shares of common stock authorized for issuance. 1 Yr 2 Yrs 3 Yrs Abstain 4. An advisory vote on the compensation of the named 5. An advisory vote on the frequency of the advisory executive officers. vote on executive compensation. 6. Proposal to ratify the appointment of Deloitte & Touche LLP 7. To transact such other business as may properly come before as the independent registered public accounting firm for the meeting or any adjournment or postponement thereof. Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2011. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 1 1 3 1 9 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01AMBC

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Commercial Vehicle Group, Inc. 7800 Walton Parkway New Albany, Ohio 43054 This Proxy Solicited on Behalf of the Board of Directors The undersigned hereby appoints Richard A. Snell and Mervin Dunn and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 16, 2011, at the annual meeting of stockholders to be held on May 12, 2011, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present. By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 on the reverse side, FOR proposals 2, 3, 4 and 6 and every 3 years for proposal 5 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof. ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all Class I nominees listed and FOR Proposals 2, 3, 4 and 6 and every 3 years for Proposal 5. 1. Election of Class I Directors: For Withhold For Withhold + 01 — David R. Bovee 02 — Mervin Dunn For Against Abstain For Against Abstain 2. Proposal to approve the amendment to Amended and 3. Proposal to approve the Fourth Amended and Restated Restated Certificate of Incorporation to increase the number Equity Incentive Plan. of shares of common stock authorized for issuance. 1 Yr 2 Yrs 3 Yrs Abstain 4. An advisory vote on the compensation of the named 5. An advisory vote on the frequency of the advisory executive officers. vote on executive compensation. 6. Proposal to ratify the appointment of Deloitte & Touche LLP 7. To transact such other business as may properly come before as the independent registered public accounting firm for the meeting or any adjournment or postponement thereof. Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2011. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Proxy — Commercial Vehicle Group, Inc. 7800 Walton Parkway New Albany, Ohio 43054 This Proxy Solicited on Behalf of the Board of Directors The undersigned hereby appoints Richard A. Snell and Mervin Dunn and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 16, 2011, at the annual meeting of stockholders to be held on May 12, 2011, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present. By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 on the reverse side, FOR proposals 2, 3, 4 and 6 and every 3 years for proposal 5 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof. ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE